                                                                  EXHIBIT 10.3.1

                                                                  EXECUTION COPY

                                   ----------

                                MOBILE MINI, INC.

                                   ----------

             SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                            Dated: February 17, 2006

                                 US$350,000,000

                                   ----------

                        DEUTSCHE BANK AG, NEW YORK BRANCH
                Individually and as Agent for any Lender which is
                            or becomes a Party hereto

                                   ----------

                          DEUTSCHE BANK SECURITIES INC.
                                       and
                        BANC OF AMERICA SECURITIES, LLC.

                    as Joint Lead Arrangers and Book Managers

                            JPMORGAN CHASE BANK, N.A.
                                       and
                               NATIONAL CITY BANK

                           as Co-Documentation Agents

                              BANK OF AMERICA, N.A.
                              as Syndication Agent

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1. CREDIT FACILITY...............................................     1
   1.1     Revolving Credit Facility.....................................     2
   1.2     Letters of Credit; LC Guaranties..............................     4
   1.3     Financial Assistance..........................................     5

SECTION 2. INTEREST, FEES AND CHARGES....................................     5

   2.1     Interest......................................................     5
   2.2     Computation of Interest and Fees..............................     6
   2.3     Fee Letter....................................................     6
   2.4     Letter of Credit and LC Guaranty Fees.........................     6
   2.5     Unused Line Fee...............................................     7
   2.6     Audit Fees....................................................     7
   2.7     Reimbursement of Expenses.....................................     7
   2.8     Bank Charges..................................................     8
   2.9     Collateral Protection Expenses................................     8
   2.10    Payment of Charges............................................     8

SECTION 3. LOAN ADMINISTRATION...........................................     8

   3.1     Manner of Borrowing Revolving Credit Loans; Swing Line Loan...     8
   3.2     Payments......................................................    13
   3.3     Mandatory and Optional Prepayments............................    14
   3.4     Application of Payments and Collections.......................    16
   3.5     All Loans to Constitute One Obligation........................    17
   3.6     Loan Account..................................................    17
   3.7     Statements of Account.........................................    17
   3.8     Sharing of Payments, Etc......................................    17
   3.9     Increased Costs...............................................    17
   3.10    Taxes.........................................................    18
   3.11    Affected Lenders..............................................    21
   3.12    Basis for Determining Interest Rate Inadequate or Unfair......    22
   3.13    UK Revolving Credit Loans; Intra-Lender Issues................    22
   3.14    Judgment Currency.............................................    26
   3.15    UK VAT........................................................    26
   3.16    Term And Termination..........................................    26

SECTION 4. SECURITY INTERESTS............................................    28

   4.1     Security Interest in Collateral...............................    28
   4.2     Other Collateral..............................................    29
   4.3     Lien Perfection; Further Assurances...........................    30
   4.4     Lien on Realty................................................    31

                                                                            Page
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

   4.5     UK Security Documents.........................................    31

SECTION 5. COLLATERAL ADMINISTRATION.....................................    31

   5.1     General.......................................................    31
   5.2     Administration of Accounts....................................    32
   5.3     Records and Reports of Inventory, Machinery and Equipment.....    33
   5.4     Administration of Equipment...................................    34
   5.5     Appraisals....................................................    34
   5.6     Field Examinations............................................    34

SECTION 6. REPRESENTATIONS AND WARRANTIES................................    35

   6.1     General Representations and Warranties........................    35
   6.2     Continuous Nature of Representations and Warranties...........    41
   6.3     Survival of Representations and Warranties....................    41

SECTION 7. COVENANTS AND CONTINUING AGREEMENTS...........................    42

   7.1     Affirmative Covenants.........................................    42
   7.2     Negative Covenants............................................    46
   7.3     Specific Financial Covenants..................................    56

SECTION 8. CONDITIONS PRECEDENT..........................................    56

   8.1     Conditions Precedent to Effectiveness of this Agreement.......    56
   8.2     Conditions Precedent to Revolving Credit Loans................    58

SECTION 9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.............    58

   9.1     Events of Default.............................................    58
   9.2     Acceleration of the Obligations...............................    61
   9.3     Other Remedies................................................    61
   9.4     Set Off and Sharing of Payments...............................    63
   9.5     Remedies Cumulative; No Waiver................................    63

SECTION 10. THE AGENT....................................................    64

   10.1    Authorization and Action......................................    64
   10.2    Agent's Reliance, Etc.........................................    64
   10.3    DB AG and Affiliates..........................................    65
   10.4    Lender Credit Decision........................................    65
   10.5    Indemnification...............................................    65
   10.6    Rights and Remedies to be Exercised by Agent Only.............    66
   10.7    Agency Provisions Relating to Collateral......................    66
   10.8    Agent's Right to Purchase Commitments.........................    67
   10.9    Right of Sale, Assignment, Participations.....................    67
   10.10   Amendments....................................................    68

                                                                            Page
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
   10.11   Resignation of Agent; Appointment of Successor................    69
   10.12   Co-Agents.....................................................    70

SECTION 11. MISCELLANEOUS................................................    70

   11.1    Power of Attorney.............................................    70
   11.2    Indemnity.....................................................    71
   11.3    Sale of Interest..............................................    71
   11.4    Severability..................................................    71
   11.5    Successors and Assigns........................................    71
   11.6    Cumulative Effect; Conflict of Terms..........................    71
   11.7    Execution in Counterparts; Effectiveness......................    72
   11.8    Notices.......................................................    72
   11.9    Consent.......................................................    73
   11.10   Credit Inquiries..............................................    73
   11.11   Time of Essence...............................................    73
   11.12   Entire Agreement..............................................    73
   11.13   Interpretation................................................    73
   11.14   Confidentiality...............................................    73
   11.15   GOVERNING LAW; CONSENT TO FORUM...............................    73
   11.16   WAIVERS BY BORROWER...........................................    74
   11.17   Increases In Total Revolving Loan Commitments.................    75
   11.18   Existing Loan Agreement And Loan Documents....................    76

             SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

          THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of February 17, 2006, by and among DEUTSCHE BANK AG, NEW YORK BRANCH ("DB AG"), individually as a Lender and as Agent ("Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including DB AG, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS and MOBILE MINI, INC., a Delaware corporation with its chief executive office and principal place of business at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283 ("Borrower"), JPMORGAN CHASE BANK, N.A. and NATIONAL CITY BANK, as Co-Documentation Agents, and BANK OF AMERICA, N.A., as Syndication Agent. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

          WHEREAS, Borrower, FLEET CAPITAL CORPORATION ("Fleet"), as agent and as a lender, certain other lenders including Agent (together with Fleet, the "Prior Lenders"), Bank of America, N.A. and Washington Mutual Bank, as Co-Documentation Agents, and Bank One, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, are parties to that certain Amended and Restated Loan and Security Agreement, dated as of February 11, 2002, and Amended and Restated as of June 26, 2003, and as further amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of January 14, 2004, that certain Second Amendment to Amended and Restated Loan and Security Agreement, dated as of March 16, 2004 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of August__, 2004 (collectively, the "Existing Loan Agreement");

          WHEREAS, Borrower, the Prior Lenders, the Lenders and Agent wish to amend the Existing Loan Agreement and restate it in its entirety;

          WHEREAS, effective as of the Restatement Date, all Obligations of Borrower under and as defined in the Existing Loan Agreement shall be deemed to be Obligations under this Agreement and all provisions of this Agreement not theretofore in effect shall become effective;

          NOW, THEREFORE, in consideration of the above recitals and the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                           SECTION 1. CREDIT FACILITY

          Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to US$350,000,000 available upon Borrower's request therefor, as follows:

     1.1 Revolving Credit Facility.

          1.1.1 Revolving Credit Loans. Each Lender agrees, on and after the Restatement Date, severally and not jointly, for so long as no Default or Event of Default exists and if the conditions set forth in Section 8.1 and Section 8.2 are satisfied, to make US Revolving Credit Loans to Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower in the manner set forth in Subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the Revolving Loan Exposure and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the US Borrowing Base at such time minus the Revolving Loan Exposure; provided, however, that no Lender shall be required to make any Pounds Sterling Denominated Revolving Credit Loan to the extent that the aggregate outstanding amount of Pounds Sterling Denominated Revolving Credit Loans of all Lenders at such time exceeds US$50,000,000 (on an as-converted to US Dollars basis at currently prevailing exchange rates as determined by the Agent). Agent shall have the right, after consultation with Borrower, to establish reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Subsection 1.1.1 or UK Borrower may otherwise request under Subsection 1.1.3 with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of business of Borrower and its Subsidiaries; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (iv) liabilities and clean up costs under Environmental Laws; (v) claims which have priority over the Liens granted to Agent, and (vi) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been specifically taken into account in determining eligibility of any category of assets or the amount or value thereof for determining the US Borrowing Base or the UK Borrowing Base. The Revolving Credit Loans shall be further evidenced by, and repayable in accordance with the terms of, the Revolving Notes and shall be secured by all of the Collateral.

          1.1.2 Protective Advances.

               (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 8.2 and notwithstanding that such Loan may cause the aggregate Revolving Loan Exposure to exceed the Aggregate Borrowing Base), Agent is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion (but shall have absolutely no obligation to), to make Loans to Borrower or UK Borrower, on behalf of all Lenders at any time that any condition precedent set forth in
     Section 8.2 has not been satisfied or waived, which Agent, in its good faith judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or
     (z) to pay any other amount chargeable to or required to be paid by Borrower or UK Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Subsection 2.7) and other sums payable under the Loan Documents (each such Loan, a "Protective Advance"). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Loan Exposure to exceed the Aggregate Borrowing Base, provided that (i) no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed the lesser of (A) five percent (5%) of the Aggregate Borrowing Base as determined on the date of such proposed Protective Advance and (B) US$17,500,000; (ii) the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Loan Exposure shall not exceed the aggregate total Revolving Loan Commitments; and (iii) the aggregate amount of outstanding Protective Advances to UK Borrower plus the aggregate UK Revolving Loan Exposure shall not exceed the UK Sublimit. No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Majority Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 8 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of Agent in and to the Collateral and shall constitute Obligations hereunder. Agent's authorization to make Protective Advances may be revoked at any time by the Majority Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent's receipt thereof. The making of a Protective Advance on any one occasion shall not obligate Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 8 have been satisfied or waived, Agent may request the Revolving Lenders to make a US Revolving Credit Loan to repay a Protective Advance to Borrower or a UK Revolving Credit Loan to repay a Protective Advance to UK Borrower. At any other time, Agent may require the Lenders to fund their risk participations described in Section 1.1.2(b).

               (b) Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Loan Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender's Revolving Loan Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.

          1.1.3 UK Subfacility. Each Lender agrees, on and after the Restatement Date, severally and not jointly, for so long as no Default or Event of Default exists and if the conditions set forth in Section 8 are satisfied, to make UK Revolving Credit Loans to UK Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by UK Borrower in the manner set forth in Subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the least of (i) such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the Revolving Loan Exposure, (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the UK Borrowing Base at such time minus the UK Revolving Loan Exposure and (iii) the product of such Lender's Revolving Loan Percentage and an amount equal to the UK Sublimit at such time minus the outstanding principal amount of UK Revolving Credit Loans; provided, however, that no Lender shall be required to make any Pounds Sterling Denominated Revolving Credit Loan to the extent that the aggregate outstanding amount of Pounds Sterling Denominated Revolving Credit Loans of all Lenders at such time exceeds US$50,000,000 (on an as-converted to US Dollars basis at currently prevailing exchange rates as determined by the Agent). Prior to the initial advance under the UK subfacility, Borrower and Agent may negotiate modifications to the UK subfacility; provided that such modifications shall be customary for transactions of this nature. The Lenders, Agent and the Borrower shall enter into such amendments to this Agreement to reflect any such modifications.

          1.1.4 Canadian Subfacility. At the request of Borrower, with the approval of Agent, Borrower may establish a subfacility for loans to be made in Canadian Dollars, either to Borrower or a Subsidiary of Borrower, such subfacility or subfacilities to be in such amounts as agreed by Agent and Borrower. Promptly following such request, Borrower and Agent shall negotiate the terms of such subfacility, it being understood that the interest rates to be payable shall be the equivalent to those payable under this Agreement, the definition of "borrowing base" under such subfacility shall be substantially similar to the definition of US Borrowing Base hereunder and the obligations under such subfacility shall be Obligations hereunder. Loans to a Canadian Borrower may be Base Rate Advances or made by the issuance of bankers acceptances on customary terms. The procedures for making and repayment of such Loans shall be substantially similar to those set forth in this Section 1 (including the absence of withholding or other taxes) with respect to US Revolving Credit Loans, with such changes as Agent and Borrower shall agree. Borrower shall be irrevocably authorized to make all requests and issue all instructions with respect to Revolving Credit Loans for any Canadian Borrower. No Lender shall be required to make any Revolving Credit Loans in Canadian dollars without the consent of such Lender; provided that, all Lenders shall be required to participate pro rata in such subfacility, which participation may be arranged as purchase of risk participations for Loans made by Agent, on customary terms. The Lenders, Agent and the Borrower shall enter into such amendments to this Agreement to reflect the terms of this subfacility as agreed by Agent and Borrower. Each Credit Party shall grant to Agent for the benefit of Lenders Liens on substantially all of its property to secure its own Obligations and the Obligations of the Canadian Borrower, but no foreign Subsidiary shall be required to guaranty the Obligations of Borrower if such guaranty would have adverse tax consequences.

          1.1.5 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) refinancing of amounts outstanding under the Existing Loan Agreement,
(ii) general operating capital needs (including Capital Expenditures) of Borrower and its Subsidiaries in a manner consistent with the provisions of this Agreement and all applicable laws, and (iii) for other purposes permitted under this Agreement.

     1.2 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue its, or cause to be issued by another Affiliate of Agent or by another LC Issuer, Letters of Credit for the account of Borrower or any Guarantor or (ii) execute LC Guaranties by which Agent, or another Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to Letters of Credit and letters of credit issued with the prior approval of Agent for Borrower's account by other Persons in support of Borrower's or any of its Subsidiaries' obligations (other than obligations for the repayment of money borrowed), in each case, on the date that is not sooner than three Business Days after an LC Request Notice has been submitted by Borrower to Agent or an LC Issuer with a copy to Agent, provided that the sum of the LC Amount plus all unpaid LC Obligations shall not exceed US$50,000,000 at any time. Upon issuance of any Letter of Credit by any LC Issuer, Borrower and the LC Issuer with respect to such Letter of Credit shall promptly notify Agent of the date of issuance and stated amount of such Letter of Credit. No documentary Letter of Credit or LC Guaranty of a documentary letter of credit may have an expiration date that is more than 180 days after the date of issuance thereof and all such documentary Letters of Credit shall be payable at sight; and no standby Letter of Credit or LC Guaranty of a standby letter of credit may have an expiration date that is more than one year from the date of issuance thereof, which expiration date may be extended for additional periods of up to one year for each additional period, subject to the immediately following sentence. No Letter of Credit or LC Guaranty may have an expiration date that is after the date which is five (5) days prior to the last day of the Term. All Letters of Credit shall be denominated in US Dollars. Notwithstanding anything to the contrary contained herein, Borrower, Agent and Lenders hereby agree that all LC Obligations and all Obligations of Borrower relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrower hereby acknowledges are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage. All Letters of Credit and LC Guaranties outstanding under the Existing Loan Agreement and all LC Obligations relating thereto shall, from and after the Restatement Date, be deemed to be outstanding under this Agreement.

     1.3 Financial Assistance. None of the proceeds of any Loan under this Agreement may be used in any way that infringes Section 151 of the United Kingdom Companies Act 1985 unless Borrower and its Subsidiaries are in compliance with the provisions of Sections 155 to 158 of the Companies Act 1985.

                     SECTION 2. INTEREST, FEES AND CHARGES

     2.1 Interest.

          2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. No Pounds Sterling Denominated Revolving Credit Loan may maintained as a Base Rate Advance. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. Interest shall accrue on the principal amount of each LIBOR Advance outstanding at the end of each day at a fixed rate per annum equal to the Applicable Margin then in effect plus the LIBOR for the applicable Interest Period.

          2.1.2 Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans and all other Obligations under the Loan Documents shall bear interest from the time at which such Obligations become due at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate"). Such Default Rate shall apply automatically in the case of a Default under Subsection 9.1.9. All Protective Advances shall bear interest at the Default Rate applicable to Base Rate Loans.

          2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Revolving Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Revolving Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Revolving Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

     2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days, except for interest on Pounds Sterling Denominated Revolving Credit Loans, which shall be computed on the actual number of days elapsed over a year of 365 days.

     2.3 Fee Letter. Borrower shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter among Borrower, Agent, the Joint Arrangers and the Syndication Agent (the "Fee Letter").

     2.4 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee equal to the Applicable Margin then in effect for LIBOR Advances per annum multiplied by the aggregate face amount of all Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fees shall be payable monthly in arrears on the first day of each month hereafter, and, shall pay the LC Issuer all usual and customary charges of Bank associated with the issuance of such Letters of Credit and LC Guaranties for the account of borrowers with creditworthiness similar to Borrower's, which fees and charges shall be deemed fully earned and shall be due and payable upon issuance of each such Letter of Credit or LC Guaranty and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. In addition, Borrower shall pay to Agent for the account of each LC Issuer a fronting fee for each Letter of Credit or LC Guaranty of such LC Issuer in an amount agreed to by such LC Issuer and shall pay directly to each LC Issuer all issuance, amendment and payment fees customarily charged by such LC Issuer with respect to Letters of Credit or LC Guaranties issued by such LC Issuer. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the fee shall increase to the Applicable Margin then in effect for LIBOR

Advances per annum plus two percent (2%) multiplied by the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at such time.

     2.5 Unused Line Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee (the "Unused Line Fee") equal to the amount by which the Total Credit Facility exceeds the average daily amount of the Facility Utilization for the preceding month multiplied by the percentage set forth below opposite the applicable Facility Utilization percentage:

Facility Utilization   Unused Line Fee
--------------------   ---------------
     < or = 50%               0.375%
          > 50%              0.25%

The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter and upon the termination of this Agreement or maturity of the Obligations.

     2.6 Audit Fees. Borrower shall pay to Agent all reasonable out-of-pocket expenses incurred by Agent in connection with (i) audits of the books and records and Properties of Borrower and its Subsidiaries and Affiliates, (ii) appraisals conducted pursuant to Section 5.5 hereof, (iii) field examinations conducted pursuant to Section 5.6 hereof, and (iv) such other matters as Agent shall deem appropriate in its reasonable credit judgment, whether such audits, appraisals or field examinations are conducted by employees of Agent or by third parties hired by Agent. The out-of-pocket expenses incurred in connection with the audits shall be payable as incurred and following the issuance by Agent of a request for payment thereof to Borrower.

     2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent or an Affiliate of Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, the initial syndication of the Loans (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's, any of its Subsidiaries' or any Guarantor's affairs (but excluding any proceeding among only the Agent and the Lenders); (2) any attempt to enforce any rights of Agent or any Lender against Borrower, any Guarantor or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) after the occurrence of an Event of Default and during the continuance thereof, any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses (including allocated costs of in-house counsel in lieu of outside counsel), other costs and out of pocket expenses of Agent or (in the case of clause (ii) only) any Lender, as applicable, shall be charged to Borrower; provided, that (x) Borrower shall not be responsible for such costs and out-of-pocket expenses of any Person to the extent incurred because of the gross negligence or willful misconduct of such Person and (y) prior to a Default or an Event of Default, the Lenders shall be entitled to reimbursement for one counsel representing all Lenders. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 2.9 hereof.

     2.8 Bank Charges. Borrower shall pay to Agent any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of proceeds of Loans made to Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent of any check or item of payment received or delivered to Agent on account of the Obligations.

     2.9 Collateral Protection Expenses. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefore.

     2.10 Payment of Charges. All amounts chargeable to Borrower under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Portions from time to time.

                         SECTION 3. LOAN ADMINISTRATION

     3.1 Manner of Borrowing Revolving Credit Loans; Swing Line Loan. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

          3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Agent notice of its intention to borrow (or of the intention of any UK Borrower to borrow), in which notice Borrower shall specify: (a) the amount of the proposed borrowing, (b) for borrowings made by the Borrower, whether such borrowing shall be in US Dollars or Pounds Sterling, and (c) the proposed borrowing date, (x) no later than 2:00 p.m. New York time on the proposed borrowing date for Swing Line Loans or (y) no later than 2:00 p.m. New York time on the Business Day prior to the proposed borrowing date for US Revolving Credit Loans (or in accordance with Section 3.1.5 in the case of a request for a LIBOR Advance) or (z) no later than 10:00 a.m. New York time three Business Days prior to the proposed borrowing date for UK Revolving Credit Loans, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default or other conditions set forth in Section 8 are not satisfied; and (ii) the becoming due of any amount required to be paid under this Agreement, or the Revolving Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

          3.1.2 Disbursement. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to Subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under Subsection 3.1.1 and each Swing Line Loan shall be disbursed by Agent in lawful money of the United States of America or, except with respect to a Swing Line Loan, the United Kingdom, as applicable, in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan deemed requested under Subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

          3.1.3 Payment by Lenders. Unless Agent elects to make a Swing Line Loan in accordance with Subsection 3.1.11, Agent shall give to each Lender prompt written notice electronically or by facsimile, or telecopy of the receipt by Agent from Borrower of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be a LIBOR Advance, whether such Revolving Credit Loan shall be a US Revolving Credit Loan or a UK Revolving Credit Loan and if a US Revolving Credit Loan, whether such shall be denominated in US Dollars or Pounds Sterling, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). If Agent gives notice, electronically or facsimile, with respect to a Base Rate Advance, to a Lender by 12:00 noon (New York time), each Lender shall, not later than 4:00 p.m. (New York time) on such requested date (or on the next Business Day if Agent gives later notice), wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. If Agent gives notice, electronically or facsimile, with respect to a LIBOR Advance, to a Lender by 12:00 noon (New York time), two Business Days prior to the proposed borrowing date, each Lender shall, not later than 4:00 p.m. (New York time) on such proposed borrowing date (or on the next Business Day if Agent gives later notice), wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf on the next Business Day. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

          3.1.4 Authorization. Borrower hereby irrevocably authorizes Agent to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by Borrower to Agent or any Lender hereunder.

          3.1.5 LIBOR Advances. Notwithstanding the provisions of Subsection 3.1.1, in the event Borrower desires to obtain a LIBOR Advance, Borrower shall give Agent prior, written, irrevocable notice no later than 2:00 p.m. New York time on the 3rd Business Day prior to the requested borrowing date specifying
(i) Borrower's election to obtain a LIBOR Advance, (ii) the date of the proposed borrowing (which shall be a Business Day) and (iii) the amount to be borrowed, which amount shall be in a minimum principal amount of US$2,000,000 and may increase in integral multiples of US$100,000. In no event shall Borrower be permitted to have outstanding at any one time LIBOR Advances with more than fifteen (15) different Interest Periods with respect to Revolving Credit Loans (including no more than five (5) different Interest Periods at any one time with respect to Pounds Sterling Denominated Revolving Credit Loans).

          3.1.6 Conversion of Base Rate Advances. Provided that no Default or Event of Default has occurred which is then continuing, Borrower may, on any Business Day, convert any Revolving Credit Loan which is a Base Rate Advance into a LIBOR Advance. If Borrower desires to convert such a Base Rate Advance, Borrower shall give Agent not less than three (3) Business Days' prior written notice (prior to 2:00 p.m. New York time on such Business Day), specifying the date of such conversion and the amount to be converted. Each conversion into or conversion of a LIBOR Advance shall be in a minimum principal amount of US$2,000,000 and may increase in integral multiples of US$100,000 in excess thereof. After giving effect to any conversion of Base Rate Advances to LIBOR Advances, Borrower shall not be permitted to have outstanding at any one time LIBOR Advances with more than fifteen (15) different Interest Periods with respect to Revolving Credit Loans (including no more than five (5) different Interest Periods at any one time with respect to Pounds Sterling Denominated Revolving Credit Loans).

          3.1.7 Continuation of LIBOR Advances. Borrower shall have the right on three (3) Business Days' prior irrevocable written notice given to Agent by Borrower (prior to 2:00 p.m. New York time on such Business Day), subject to the provisions hereof, to continue any LIBOR Advance into a subsequent Interest Period of the same or a different permitted duration, in each case subject to the satisfaction of the following conditions:

                    (i) in the case of a continuation of less than all LIBOR Advances, the LIBOR Advances continued shall each be in a minimum principal amount of US$2,000,000 and may increase in integral multiples of US$100,000; and

                    (ii) no LIBOR Advance (or portion thereof) may be continued as a LIBOR Advance if a Default or Event of Default has occurred which is then continuing or if, after giving effect to such continuation, Borrower has outstanding LIBOR Advances with more than fifteen (15) different Interest Periods with respect to Revolving Credit Loans (including no more than five (5) different Interest Periods at any one time with respect to Pounds Sterling Denominated Revolving Credit Loans).

          If Borrower shall fail to give timely notice of its election to continue any LIBOR Advance or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Advance or portion thereof, unless such LIBOR Advance shall be repaid, shall automatically be converted into a Base Rate Advance at the end of the Interest Period then in effect with respect to such LIBOR Advance.

          3.1.8 Inability to Make LIBOR Advances. Notwithstanding any other provision hereof, if any (i) change in applicable law, treaty, regulation or directive, or any change in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Subsection 3.1.8, the term "Lender" shall include the office or branch where a Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Advances) to make or maintain its LIBOR Advances, or (ii) if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or (iii) adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of a Lender, impracticable to fund therein any of the LIBOR Advances, or (iv) if Majority Lenders shall, at least one Business Day before the requested date of any Borrowing hereunder, notify Agent that the projected LIBOR is unreflective of the actual costs of funds therefore to such Lenders, the obligation of the affected Lender (or in the case of clauses (ii) and (iv), all Lenders) to make LIBOR Advances hereunder shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Advances are then outstanding, promptly upon request from such Lender, convert such affected LIBOR Advances into Base Rate Advances; provided, that if Borrower receives a notice pursuant to clauses
(iii) or (iv), so long as no Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or other financial institution, acceptable to Agent in its reasonable discretion, to become a Lender for all purposes under this Agreement and to assume all obligations of the Lender to be replaced, at any time after receipt of such notice and while the circumstances causing LIBOR not to be available, Borrower may require the Lender giving such notice to assign all of its Loans, Revolving Loan Commitments and other Obligations to such other Lender or financial institution pursuant to the provisions of Subsection 10.9.1; provided further that, prior to or concurrently with such replacement (x) Borrower has paid to the Lender giving such notice all principal, interest, fees and other amounts due and owing to such Lender through such date of replacement, (y) Agent has received the processing and recordation fee required to be paid by Subsection 10.9.1, and (z) all of the requirements for such assignment contained in Subsection 10.9.1, including, without limitation, the receipt by Agent of an executed assignment and assumption agreement and other supporting documents, have been fulfilled.

          3.1.9 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 2:00 p.m. New York time, one Business Day before the proposed issuance date thereof, in which notice Borrower shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that no such request may be made at a time when there exists a Default or Event of Default or other conditions set forth in Section 8.2 are not satisfied. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

          3.1.10 Method of Making Requests. As an accommodation to Borrower, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from Borrower, neither Agent nor Bank nor any Lender shall have any liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by an authorized officer of Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the person sending it. Each telephonic request for a Revolving Credit Loan accepted by Agent hereunder shall be promptly followed by a written confirmation of such request from Borrower to Agent.

          3.1.11 Swing Line Loans; Settlement Procedures. In order to facilitate the administration of the Revolving Credit Loans, notwithstanding the provisions of Subsection 3.1.3, Agent may make US Revolving Credit Loans on behalf of the Lenders (each, a "Swing Line Loan"); provided that Agent shall not make any Swing Line Loan if the aggregate outstanding principal amount of all Swing Line Loans (taking into account the Loan to be made and any repayments received on such date) would exceed US$10,000,000, and settlement will be made among the Lenders and Agent in accordance with this Subsection 3.1.11. Each Lender's obligation to fund its Revolving Loan Percentage of each Swing Line Loan shall commence on the date on which such Swing Line Loan is made by Agent, and each Lender shall be deemed to have irrevocably and unconditionally purchased a participation in such Swing Line Loan in an amount equal to its Revolving Credit Percentage of the Swing Line Loan. All Swing Line Loans shall be Base Rate Advances, and interest accrued on the Swing Line Loans shall be for the account of Agent until settlement is made in accordance with this Section. Settlement of all Swing Line Loans in excess of US$1,000,000 (or such lesser amount as required by Agent) shall be made weekly on the date (each, a "Settlement Date") selected by Agent and in any event on the date on which the outstanding balance of the Swing Line Loans shall have increased or decreased since the last Settlement Date by US$10,000,000 or more, or more frequently if Agent elects. Agent will advise each Lender electronically or by telephone, facsimile or telecopy of its Revolving Loan Percentage of the Swing Line Loans, and in the event that payments are necessary to be made so that each Lender has funded Revolving Credit Loans equal to its Revolving Loan Percentage of all outstanding Revolving Credit Loans, each Lender shall transfer such amount to Agent, or Agent shall transfer such amount to each Lender, in immediately available funds no later than 4 p.m. (New York time) on the Settlement Date if Agent has delivered notice prior to 12:00 noon (New York time) on the Settlement Date or by 1:00 p.m. (New York time) on the next Business Day if notice is given later. Settlements shall be made whether or not any Default or Event of Default exists and whether or not the conditions to Revolving Credit Loans have been met; provided however, that notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swing Line Loan pursuant to this Subsection 3.1.11 if a Default or Event of Default existed or any conditions precedent to making Loans were not satisfied at the time such Swing Line Loan was made and such Lender shall have notified Agent in writing, at least one Business Day prior to the time such Swing Line Loan was made, that the foregoing circumstances existed and that such Lender would not acquire participations in Swing Line Loans made while such circumstances continued. If any Lender fails to fund any amount due to Agent under this Section on the Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon at the interest rate then applicable to the Revolving Credit Loans. All payments made by the Lenders under this Subsection 3.1.11 shall be deemed to be Revolving Credit Loans made to Borrower in accordance with this Agreement.

     3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable, without setoff or counter-claim, as follows:

          3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower (or UK Borrower, as the case may be) to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to Subsections
3.3.1 and 5.2.5, to the extent of said proceeds, subject to Borrower's rights to reborrow such amounts in compliance with Subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or
(iii) termination of this Agreement pursuant to Section 3.16 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrower shall immediately repay the Overadvance. Each payment (including principal prepayments) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Advances, then to LIBOR Advances, subject to Subsection 3.2.5 hereof. If any amounts collected by Agent exceed the Revolving Credit Loans outstanding (including any amounts charged to Borrower under this Agreement), such amounts shall be disbursed to Borrower or at its written direction.

          3.2.2 Interest.

               (a) Base Rate Advances. Interest accrued on Base Rate Advances shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 3.16 hereof.

               (b) LIBOR Advances. Interest accrued on each LIBOR Advance shall be due and payable on each LIBOR Interest Payment Date and on the earliest of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or
     (2) termination of this Agreement pursuant to Section 3.16 hereof.

          3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower to Agent, as and when provided in Section 2 hereof or to any other Person designated by Agent in writing.

          3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or if not so provided, on demand.

          3.2.5 Prepayment of LIBOR Advances. Borrower may prepay a LIBOR Advance only on the last day of the Interest Period for such LIBOR Advance. If Borrower shall nonetheless pay or repay a LIBOR Advance on any other date, Borrower shall pay to Agent, upon request of Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of Agent) to compensate Lenders for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the Interest Period for such Loan; (ii) any failure by Borrower to borrow a LIBOR Advance on the date specified by Borrower's written notice; or (iii) any failure by Borrower to pay a LIBOR Advance on the date for payment specified in Borrower's written notice; provided that each Lender waives any amounts payable pursuant to this Section
3.2.5 as a result of payment of LIBOR Advances under the Existing Loan Agreement on the Restatement Date. If by reason of an Event of Default, Agent or Majority Lenders elect to declare the Obligations to be immediately due and payable, then any breakage costs with respect to a LIBOR Advance shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

     3.3 Mandatory and Optional Prepayments.

          3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in Subsection 7.2.5(i), if Borrower or any of its Subsidiaries sells or otherwise disposes of any of the Equipment or real Property or other Collateral or assets, or if a Casualty Loss occurs with respect to any of the Collateral, Borrower shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments and condemnation awards but net of costs and taxes incurred in connection with such sale or event) ("Sale Proceeds") received by Borrower or such Subsidiary from such sale or Casualty Loss. The applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but, except as provided below, shall not permanently reduce the Revolving Loan Commitments; provided that any sale or Casualty Loss of Inventory, Equipment or Specified Real Property shall reduce the US Borrowing Base to the extent of the value of the applicable Property. Such reduction shall be effective on the date of consummation of the sale or receipt of proceeds of a Casualty Loss if the Sale Proceeds are equal to or greater than five percent (5%) of Availability on such date (without giving effect to the application of the Sale Proceeds) and otherwise as of the date on which Borrower delivers its new Borrowing Base Certificate pursuant to Subsection 7.1.4. If

Borrower and its Subsidiaries do not reinvest the proceeds of any sales or other dispositions of assets within 364 days after receipt of such proceeds in assets used in their business and would be required to make a "Net Proceeds Offer" (as defined in the Senior Note Indenture), then the Revolving Loan Commitments shall be automatically permanently reduced by an amount equal to the uninvested portion of such proceeds on the 364th day after receipt of such proceeds. Notwithstanding the foregoing, Sale Proceeds received by a UK Borrower shall be applied to its Revolving Credit Loans to the extent outstanding, and not to the Revolving Credit Loans of the Borrower.

          3.3.2 Proceeds from Issuance of Additional Indebtedness or Equity. If Borrower or any Subsidiary issues any additional Indebtedness (other than intercompany Indebtedness) or obtains any additional equity in a manner permitted under this Agreement, Borrower shall pay to Agent for the ratable benefit of Lenders, when and as received by any Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net cash proceeds to Borrower or such Subsidiary of the issuance of such Indebtedness or equity. Any such prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments. Proceeds received by a UK Borrower shall be applied to its Revolving Credit Loans to the extent outstanding, and not to the Revolving Credit Loans of Borrower. If the proceeds of the issuance of Securities are to be used to redeem or repurchase Senior Notes in accordance with Subsection 7.2.6(b) hereof, such proceeds shall be paid to Agent for application to the Revolving Credit Loans but, subject to the terms of this Agreement, may be reborrowed for such redemption or repurchase.

          3.3.3 LIBOR Advances. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Advance prior to the last day of the Interest Period for such LIBOR Advance, the amount of such prepayment shall not be applied to such LIBOR Advance, but will, at Borrower's option, be deposited by Borrower in an interest bearing account at Bank or another bank satisfactory to Agent in its discretion, which account is in the name of Borrower and under the control of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

          3.3.4 Optional Reductions of Revolving Loan Commitments. Borrower may, at its option from time to time upon not less than 3 Business Days' prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that each such partial reduction shall be in an amount of US$5,000,000 or integral multiples of US$1,000,000 in excess thereof. Except for charges under Subsection 3.2.5 applicable to prepayments of LIBOR Advances, such prepayments shall be without premium or penalty, but Borrower shall repay the Loans (or provide cash collateral for the LC Amount) to the extent that the sum of the outstanding principal amount of the Revolving Credit Loans, the LC Amount and all unpaid LC Obligations exceeds the Revolving Loan Commitments as so reduced.

          3.3.5 Exchange Rate Prepayments. If on the date on which Borrower delivers its Borrowing Base Certificate pursuant to Subsection 7.1.4,

               (a) the aggregate amount of the UK Revolving Loan Exposure of all the Lenders (determined on an as-converted to US Dollars basis at currently prevailing exchange rates as determined by the Agent) exceeds the UK Sublimit (the amount of such excess, the "UK Prepayment Amount"), within three (3) Business Days thereof, Borrower shall pay to Agent for the ratable benefit of Lenders, as a mandatory prepayment of the Obligations, a sum equal to the UK Prepayment Amount, to be applied to reduce the outstanding principal balance of the UK Revolving Credit Loans; or

               (b) the aggregate principal amount of the Pounds Sterling Denominated Revolving Credit Loans made to Borrower (determined on an as-converted to US Dollars basis at currently prevailing exchange rates as determined by the Agent) exceeds $50,000,000, (the amount of such excess, the "Borrower UK Prepayment Amount"), within three (3) Business Days thereof, Borrower shall pay to Agent for the ratable benefit of Lenders, as a mandatory prepayment of the Obligations, a sum equal to the Borrower UK Prepayment Amount, to be applied to reduce the outstanding principal balance of the Pounds Sterling Denominated Revolving Credit Loans; or

               (c) the aggregate amount of the Revolving Loan Exposure of all the Lenders (with the amount of Pounds Sterling Denominated Revolving Credit Loans being determined on an as-converted to US Dollars basis at currently prevailing exchange rates as determined by the Agent) exceeds the lesser of (i) the Aggregate Borrowing Base and (ii) the Revolving Credit Maximum Amount (the amount of such excess, the "Aggregate Prepayment Amount"), within three (3) Business Days thereof, Borrower shall pay to Agent for the ratable benefit of Lenders, as a mandatory prepayment of the Obligations, a sum equal to the Aggregate Prepayment Amount, to be applied to reduce the outstanding principal balance of the Revolving Credit Loans.

Prepayments under this subsection 3.3.5 shall not permanently reduce the Revolving Loan Commitments.

     3.4 Application of Payments and Collections. All items of payment received by Agent by 3 p.m., New York time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 3 p.m., New York time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, any UK Borrower or any Guarantor, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Subsection 5.2.5 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be disbursed to Borrower or otherwise at Borrower's direction in the manner set forth in Subsection 3.1.2, upon Borrower's request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

     3.5 All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Agent's Lien for the benefit of Agent and the ratable benefit of the Lenders upon all of the Collateral.

     3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower pursuant to this Agreement or any other Loan Document.

     3.7 Statements of Account. Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower absent demonstrable error unless Agent is notified by Borrower in writing to the contrary within 30 days of the date each accounting is received by Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

     3.8 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this
Section 3.8 shall be made through Agent.

     3.9 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

               (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or
     (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

               (2) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

               (3) impose on such Lender or the London interbank market any other condition with respect to any Loan Document; or

               (4) impose on such Lender any capital requirements.

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Loans hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of such Loans by an amount that such Lender deems to be material, or reduces the rate of return on such Lender's capital as a result of its obligations hereunder by an amount such Lender deems to be material, then, in any such case, Borrower shall pay such Lender, upon demand and certification not later than six months following its receipt of notice of the imposition of such increased costs or such reduced return, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost or such reduced return as a result of an increase in the Base Rate or the LIBOR. An officer of such Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower, which certification shall include a written explanation of such additional cost or reduction to Borrower. Such certification shall be conclusive absent manifest error. If such Lender claims any additional cost or reduced amount pursuant to this Subsection 3.9.1, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

     3.10 Taxes.

          3.10.1 Gross Up for Indemnified Taxes. If Borrower or UK Borrower shall be required by Applicable Law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents (a "Tax Deduction"), (i) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required Tax Deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such Tax Deductions been made, (ii) Borrower or UK Borrower, as the case may be, shall make such Tax Deductions, and
(iii) Borrower or UK Borrower, as the case may be, shall pay the full amount of any such Tax Deductions to the relevant taxation authority or other authority in accordance with Applicable Law.

          3.10.2 United States. No increased payments by Borrower or UK Borrower to Agent or any Lender with respect to a Tax Deduction shall be required pursuant to Subsection 3.10.1 of this Agreement unless the applicable Lender has complied with the requirements of this Subsection 3.10.2.

               (a) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to Borrower and Agent on or prior to the Restatement Date (in the case of each Lender listed on the signature pages hereof on the Restatement Date) or on or prior to the date such Lender became a party hereto (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Agent (each in the reasonable exercise of its discretion), two properly completed and duly executed originals of United States Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is not subject to United States federal backup withholding tax.

               (b) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to Borrower and Agent on or prior to the Restatement Date (in the case of each Lender listed on the signature pages hereof on the Restatement
     Date) or on or prior to the date such Lender became a party hereto (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Agent (each in the reasonable exercise of its discretion), either of the following:

                    (i) if such Lender is not (1) a "bank" as described in
          Section 881(c)(3)(A) of the Internal Revenue Code, (2) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code), or (3) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code, a statement, signed under penalty of perjury, to the effect that such Lender is eligible for a complete exemption from withholding of United States federal income tax under the "portfolio interest" exemption and two properly completed and duly executed originals of United States Internal Revenue Service Form W-8BEN (or any successor form); or

                    (ii) two properly completed and duly executed originals of United States Internal Revenue Service Form W-8BEN or Form W-8ECI, certifying in either case that such Lender is entitled to receive any payment under this Agreement or any of the other Loan Documents without deduction or withholding of any United States federal income tax, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to any such deduction or withholding of United States federal income tax.

               (c) Each Lender that so delivers the documents required under either paragraphs (a) or (b) above (each such form, statement, certificate or document shall be referred to herein as an "Exemption Certificate") shall further undertake to deliver to Borrower and Agent such an Exemption Certificate on or before the date that such Exemption Certificate expires, becomes obsolete or after the occurrence of any event requiring a change in the Exemption Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case, certifying that such Lender is entitled to receive any payment under this Agreement or any other Loan Documents without deduction or withholding of any United States federal income tax, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required under this Subsection 3.10.2(c) that renders all such Exemption Certificates inapplicable or that would prevent such Lender from duly completing and delivering any such Exemption Certificate with respect to it and such Lender advises Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          3.10.3 United Kingdom.

               (a) No increased payment by UK Borrower to any Lender with respect to a Tax Deduction shall be required pursuant to Subsection 3.10.1 of this Agreement if, on the date on which the payment falls due:

                    (i) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;

                    (ii) the relevant Lender is a Qualifying Lender solely under one of the clauses (i) through (iii) of the definition of Qualifying Lender and has not, following a written request from the Credit Parties, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any Applicable Law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Credit Parties; or

                    (iii) the relevant Lender is a Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the

          Lender without the Tax Deduction had that Lender complied with its obligations under Subsection 3.10.3(b) below.

               (b) UK Borrower shall cooperate in completing, as soon as reasonably practicable, any procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a Tax Deduction (including, for the avoidance of doubt, the completion and submission to UK Borrower or to the United Kingdom Inland Revenue (as applicable) of such properly completed and executed forms and documentation prescribed by Applicable Law as may reasonably be requested by UK Borrower).

               (c) A UK Non-Bank Lender that becomes a party hereto as of the Restatement Date shall by entering into this Agreement be deemed to have given a Confirmation as of such date.

               (d) Each UK Non-Bank Lender shall promptly notify Borrower and Agent if there is any change in the position from that set out in the applicable Tax Confirmation.

               (e) Each relevant Lender shall, within 20 Business Days of becoming a party to which any Credit Party is required to make payment under this Agreement, notify the Credit Party in writing whether or not it is a Qualifying Lender with respect to payments of interest and, if it is a Qualifying Lender with respect to payments of interest, within which clause(s) of the definition of "Qualifying Lender" it falls and notify the Credit Party as soon as possible in writing should it subsequently become aware that such notification has ceased to be correct.

     3.11 Affected Lenders. If Borrower receives a demand for payments under
Section 3.9 or 3.10, so long as no Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or other financial institution, acceptable to Agent in its reasonable discretion, to become a Lender for all purposes under this Agreement and to assume all obligations of the Lender to be replaced, at any time after receipt of such demand for payments and while the circumstances causing LIBOR not to be available continue, Borrower may require the Lender giving such notice to assign all of its Loans, Revolving Loan Commitments and other Obligations to such other Lender or financial institution pursuant to the provisions of Subsection 10.9.1; provided that, prior to or concurrently with such replacement (i) Borrower has paid to the Lender giving such demand for payments all principal, interest, fees and other amounts due and owing to such Lender through such date of replacement,
(ii) Agent has received the processing and recordation fee required to be paid by Subsection 10.9.1, and (iii) all of the requirements for such assignment contained in Subsection 10.9.1, including, without limitation, the receipt by Agent of an executed assignment and assumption agreement and other supporting documents, have been fulfilled.

     3.12 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent shall have determined that:

                    (i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

                    (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Advance, or a proposed conversion of a Base Rate Advance into a LIBOR Advance; then

Agent shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Advance shall be made as a Base Rate Advance, unless Borrower shall notify Agent no later than 2:00 p.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Advance, and (ii) any Base Rate Advance which was to have been converted to an affected type of LIBOR Advance shall be continued as or converted into a Base Rate Advance, or, if Borrower shall notify Agent, no later than 2:00 p.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Advance.

     3.13 UK Revolving Credit Loans; Intra-Lender Issues.

          3.13.1 Pounds Sterling Participations. Notwithstanding anything to the contrary contained herein, all UK Revolving Credit Loans shall be made solely by the Lenders with Pounds Sterling Funding Capacity. Each Lender that does not have Pounds Sterling Funding Capacity (a "Participating Pounds Lender") shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from DB AG, and DB AG shall sell and be deemed to sell to each such Participating Pounds Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a "Pounds Sterling Participation") in each UK Revolving Credit Loan funded by DB AG in an amount equal to such Participating Pounds Lender's Revolving Loan Percentage of the borrowing that includes such UK Revolving Credit Loan. Such purchase and sale of a Pounds Sterling Participation shall be deemed to occur automatically upon the making of a UK Revolving Credit Loan by DB AG, without any further notice to any Participating Pounds Lender. The purchase price payable by each Participating Pounds Lender to DB AG for each Pounds Sterling Participation purchased by it from DB AG shall be equal to 100% of the principal amount of such Pounds Sterling Participation (i.e., the product of (i) the amount of the borrowing that includes the relevant UK Revolving Credit Loan and (ii) such Participating Pounds Lender's Revolving Loan Percentage), and such purchase price shall be payable by each Participating Pounds Lender to DB AG in accordance with the settlement procedure set forth in Subsection 3.13.2 below. DB AG and Agent shall record on their books the amount of the UK Revolving Credit Loans made by DB AG and each Participating Pounds Lender's Pounds Sterling Participation and Funded Pounds Sterling Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Pounds Lender pursuant to this Subsection 3.13.

          3.13.2 Settlement Procedures for UK Revolving Credit Loan Participations. Each Participating Pounds Lender's Pounds Sterling Participation in the UK Revolving Credit Loans (other than Protective Advances) shall be in an amount equal to its Revolving Loan Percentage of all such UK Revolving Credit Loans. However, in order to facilitate the administration of the UK Revolving Credit Loans made by DB AG and the Pounds Sterling Participations, settlement among DB AG and the Participating Pounds Lenders with regard to the Participating Pounds Lenders' Pounds Sterling Participations shall take place in accordance with the following provisions:

               (a) DB AG and the Participating Pounds Lenders shall settle (a "Pounds Sterling Participation Settlement") by payments in respect of the Pounds Sterling Participations as follows: So long as any UK Revolving Credit Loans are outstanding, Pounds Sterling Participation Settlements shall be effected through Agent on such Business Days as Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Pounds Lender requesting such Pounds Sterling Participation Settlement (each such date on which a Pounds Sterling Participation Settlement occurs herein called a "Pounds Sterling Participation Settlement Date"), such notice to be delivered no later than 2:00 p.m. (New York time) at least one Business Day prior to the requested Pounds Sterling Participation Settlement Date; provided, that Agent shall have the option but not the obligation to specify a Pounds Sterling Participation Settlement Date and, in any event, shall not specify a Pounds Sterling Participation Settlement Date prior to the occurrence of an Event of Default; provided, further, that if (x) such Event of Default is waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Subsection 9.2 and (z) Agent has actual knowledge of such cure or waiver, all prior to Agent's giving notice to the Participating Pounds Lenders of the first Pounds Sterling Participation Settlement Date under this Agreement, then Agent shall not give notice to the Participating Pounds Lenders of a Pounds Sterling Participation Settlement Date based upon such cured or waived Event of Default. If on any Pounds Sterling Participation Settlement Date the total principal amount of the UK Revolving Credit Loans made or deemed made by DB AG during the period ending on (but excluding) such Pounds Sterling Settlement Date and commencing on (and including) the immediately preceding Pounds Sterling Participation Settlement Date (or the Closing Date in the case of the period ending on the first Pounds Sterling Participation Settlement Date) (each such period herein called a "Pounds Sterling Participation Settlement Period") is greater than the principal amount of UK Revolving Credit Loans repaid during such Pounds Sterling Participation Settlement Period to DB AG, each Participating Pounds Lender shall pay to DB AG (through Agent), no later than 11:00 a.m. (New York time) on such Pounds Sterling Participation Settlement Date, an amount equal to such Participating Pounds Lender's ratable share of the amount of such excess. If in any Pounds Sterling Participation Settlement Period the outstanding principal amount of the UK Revolving Credit Loans repaid to DB AG in such period exceeds the total principal amount of the UK Revolving Credit Loans made or deemed made by DB AG during such period, DB AG shall pay to each Participating Pounds Lender (through Agent) on such Pounds Sterling Participation Settlement Date an amount equal to such Participating Pounds Lender's ratable share of such excess. Pounds Sterling Participation Settlements in respect of UK Revolving Credit Loans shall be made in Pounds Sterling (or the Equivalent Amount in Dollars) on the Pounds Sterling Participation Settlement Date for such UK Revolving Credit Loans.

               (b) If any Participating Pounds Lender fails to pay to DB AG on any Pounds Sterling Participation Settlement Date the full amount required to be paid by such Participating Pounds Lender to DB AG on such Pounds Sterling Participation Settlement Date in respect of such Participating Pounds Lender's Pounds Sterling Participation (such Participating Pounds Lender's "Pounds Sterling Participation Settlement Amount") with DB AG, DB AG shall be entitled to recover such unpaid amount from such Participating Pounds Lender, together with interest thereon (in the same respective currency or currencies as the relevant UK Revolving Credit Loans) at the Base Rate plus 2% with respect to Loans denominated in Pounds Sterling. Without limiting DB AG's rights to recover from any Participating Pounds Lender any unpaid Pounds Sterling Participation Settlement Amount payable by such Participating Pounds Lender to DB AG, Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Pounds Lender an amount equal to such Participating Pounds Lender's unpaid Pounds Sterling Participation Settlement Amount owing to DB AG and apply such withheld amount to the payment of any unpaid Pounds Sterling Participation Settlement Amount owing by such Participating Pounds Lender to DB AG.

               (c) Following the first Pounds Sterling Participation Settlement Date, Agent shall effect a Pounds Sterling Participation Settlement on each subsequent Pounds Sterling Revolving Loan Settlement Date or within 1 Business Day thereafter.

          3.13.3 Obligations Irrevocable. The obligations of each Participating Pounds Lender to purchase from DB AG a participation in each UK Revolving Credit Loan made by DB AG and to make payments to DB AG with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

               (a) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Revolving Credit Loans, against Borrower, any UK Borrower or any Guarantor;

               (b) the existence of any claim, setoff, defense or other right which Borrower, any UK Borrower or any Guarantor may have at any time in respect of any UK Revolving Credit Loans;

               (c) any application or misapplication of any proceeds of any UK Revolving Credit Loans;

               (d) the surrender or impairment of any security for any UK Revolving Credit Loans;

               (e) the occurrence of any Default or Event of Default;

               (f) the commencement or pendency of any events specified in Subsection 9.1.9 hereof, in respect of Borrower Parent or any Subsidiary thereof, any other Guarantor or any other Person; or

               (g) the failure to satisfy the applicable conditions precedent set forth in Section 8 hereof.

          3.13.4 Recovery or Avoidance of Payments. In the event any payment by or on behalf of Borrower, any UK Borrower or any other Credit Party received by Agent with respect to any UK Revolving Credit Loan made by DB AG is thereafter set aside, avoided or recovered from Agent in connection with any Insolvency Proceeding or due to any mistake of law or fact, each Participating Pounds Lender shall, upon written demand by Agent, pay to DB AG (through Agent) such Participating Pounds Lender's Revolving Loan Percentage of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by DB AG or Agent upon the amount required to be repaid by it.

          3.13.5 Indemnification by Lenders. Each Participating Pounds Lender agrees to indemnify DB AG (to the extent not reimbursed by Borrower or UK Borrower and without limiting the obligations of Borrower and UK Borrower hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against DB AG in any way relating to or arising out of any UK Revolving Credit Loans or any participations by DB AG in any Letters of Credit denominated in Pounds Sterling or related LC Support or any action taken or omitted by DB AG in connection therewith; provided that no Participating Pounds Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of DB AG. Without limiting the foregoing, each Participating Pounds Lender agrees to reimburse DB AG promptly upon demand for such Participating Pounds Lender's ratable share of any costs or expenses payable by the Borrowers to DB AG in respect of the UK Revolving Credit Loans to the extent that DB AG is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Subsection 3.13.5 shall survive payment in full of all UK Revolving Credit Loans.

          3.13.6 UK Revolving Credit Loan Participation Fee. In consideration for each Participating Pounds Lender's participation in the UK Revolving Credit Loans made by DB AG, DB AG agrees to pay to Agent for the account of each Participating Pounds Lender, as and when DB AG receives payment of interest on its UK Revolving Credit Loans, a fee (the "Pounds Sterling Participation Fee") at a rate per annum equal to the Applicable Margin on such UK Revolving Credit Loans minus 0.25% on the Unfunded Pounds Sterling Participation of such Participating Pounds Lender in such UK Revolving Credit Loans of DB AG. The Pounds Sterling Participation Fee in respect of any unfunded Pounds Sterling Participation in a UK Revolving Credit Loan shall be payable to Agent in Pounds Sterling when interest on such UK Revolving Credit Loan is received by DB AG. If DB AG does not receive payment in full of such interest, the Pounds Sterling Participation Fee in respect of the unfunded Pounds Sterling Participation in such UK Revolving Credit Loans shall be reduced proportionately. Any amounts payable under this Subsection 3.13.6 by Agent to the Participating Pounds Lenders shall be paid in Pounds Sterling (or the US Dollar equivalent thereof as determined by the Agent in its sole discretion).

     3.14 Judgment Currency.

          3.14.1 Conversion. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent that they may effectively do so under Applicable Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the Original Currency with the Other Currency at 11:00 a.m. (New York time) on the second Business Day preceding that on which final judgment is given.

          3.14.2 Original Currency. The obligation of Borrower or any UK Borrower in respect of any sum due in the Original Currency from it to any Lender or any Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or such Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or such Agent (as the case may be) in the Original Currency, such Lender or such Agent (as the case may be) agrees to remit to Borrower or such UK Borrower such excess.

     3.15 UK VAT.

          3.15.1 Exclusive of VAT. All amounts payable under this Agreement or any of the Loan Documents by any Credit Party to Agent or any Lender shall be deemed to be exclusive of VAT. If any VAT is chargeable on any supply made by Agent or any Lender to any Credit Party in connection with this Agreement or any of the Loan Documents, that Credit Party shall, subject to receipt of a valid VAT invoice, pay to such Agent or Lender (in addition to and at the same time as paying the amount for such supply) an amount equal to the amount of the VAT.

          3.15.2 VAT Tax. Where this Agreement or any Loan Document requires any Credit Party to reimburse Agent or a Lender for any costs or expenses, that Credit Party shall also at the same time pay and indemnify such Agent or Lender against all VAT incurred by it in respect of such costs and expenses to the extent that such Agent or Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of the VAT.

     3.16 Term And Termination.

          3.16.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrower during the continuance of any Default or Event of Default, this Agreement shall be in effect for the period from the Restatement Date through and including February 17, 2011 (the "Term"), unless terminated as provided in Subsection 3.16.2 hereof.

          3.16.2 Termination.

          (a) Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

          (b) Termination by Borrower. Upon at least five (5) Business Days prior written notice to Agent and Lenders, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid or collateralized to Agent's reasonable satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's satisfaction and Borrower has complied with Subsection
3.2.5. Unless Majority Lenders otherwise agree, any notice of termination given by Borrower shall be irrevocable and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

          (c) Additional Amounts. In addition to any other fees or charges payable hereunder, in the event that Borrower provides less than five (5) Business Days prior written notice of termination of this Agreement as required by Subsection 3.16.2(b) in addition to any other amounts which are required to be paid to Agent or any Lender under the Loan Documents, (i) Borrower agrees to pay to Agent (for the ratable benefit of Lenders) an amount equal to the product of (A) (I) the product of (X) the aggregate payoff amount of the Obligations times (Y) the interest rates then applicable to the Obligations, divided by (II) 360 times (B) the difference between five (5) and the number of Business Days prior written notice of termination of this Agreement given by Borrower to Agent and the Lenders.

          (d) Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than Derivative Obligations) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Subsection
3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrower, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

                          SECTION 4. SECURITY INTERESTS

     4.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby confirms the grant to the Prior Agent for the benefit of Agent and each Prior Lender, their successors and assigns, of the Liens contained in the Existing Loan Agreement and further grants to Agent for the benefit of Agent and each Lender a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                    (i) Accounts;

                    (ii) Certificated Securities;

                    (iii) Chattel Paper, including Electronic Chattel Paper and Tangible Chattel Paper;

                    (iv) Commercial Tort Claims;

                    (v) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

                    (vi) Contract Rights;

                    (vii) Deposit Accounts;

                    (viii) Documents;

                    (ix) Equipment;

                    (x) Financial Assets;

                    (xi) Fixtures;

                    (xii) General Intangibles, including Payment Intangibles and Software;

                    (xiii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore;

                    (xiv) Instruments;

                    (xv) Intellectual Property;

                    (xvi) Inventory;

                    (xvii) Investment Property;

                    (xviii) money (of every jurisdiction whatsoever);

                    (xix) Letter-of-Credit Rights;

                    (xx) Payment Intangibles;

                    (xxi) Security Entitlements;

                    (xxii) Software;

                    (xxiii) Supporting Obligations;

                    (xxiv) Uncertificated Securities; and

                    (xxv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of security interest therein, Agent will not enforce its security interest in Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such lease or license. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 4.1 hereof attach to any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by the Borrower shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation.

     4.2 Other Collateral.

          4.2.1 Commercial Tort Claims. Borrower shall, and shall cause its Subsidiaries to, promptly notify Agent in writing upon its obtaining knowledge of the incurrence of or obtaining a Commercial Tort Claim after the Restatement Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement or the Subsidiary

Security Agreement, as applicable, and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim.

          4.2.2 Other Collateral. Borrower shall, and shall cause its Subsidiaries to, promptly notify Agent in writing upon acquiring or otherwise obtaining any material amount of Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments (other than Instruments for which the aggregate principal amount does not collectively exceed US$100,000), and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

     4.3 Lien Perfection; Further Assurances. Borrower shall, and shall cause its Subsidiaries to, execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Agent to execute (if required) and file any such financing statements or amendments, including, without limitation, financing statements that indicate the Collateral (i) as all assets of Borrower or its Subsidiaries, as applicable, or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on Borrower's or the applicable Subsidiary's behalf. Borrower, on behalf of itself and its Subsidiaries, also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall, and shall cause its Subsidiaries to, also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents. Borrower shall, and shall cause its Subsidiaries to, mark all Chattel Paper to note Agent's Liens therein. Within 180 days of the Restatement Date (or such additional time as the Agent shall determine in its sole discretion), the Borrower shall, and shall cause each Subsidiary to, with respect to any asset of any Credit Party subject to a Certificate of Title (other than Trailer Fleet Inventory aggregating less than $5,000,000), take all action to have the Agent on behalf of the Lenders noted on the respective Certificate of Title as the secured party with respect to such asset. After the Restatement Date, promptly upon acquisition of any asset subject to a Certificate of Title (other than Trailer Fleet Inventory to the extent that such is less than $5,000,000 in the aggregate), the Borrower shall, and shall cause each Subsidiary to, have the Agent noted on the respective Certificate of Title as the secured party.

     4.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real property of Borrower and its Subsidiaries now or hereafter owned, together with all improvements or Fixtures on such real property. Each Mortgage shall be executed by Borrower or the applicable Subsidiary in favor of Agent. Each Mortgage shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected first Lien on the real property covered thereby, together with all improvements or Fixtures on such real property. On the Restatement Date, Borrower shall deliver to Agent, at Borrower's expense, amendments to the Mortgages on the Specified Real Property and mortgagee title insurance policies or endorsements thereto issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and the Lenders, on the real property covered by each Mortgage, subject only to those exceptions acceptable to Agent and its counsel. Borrower shall deliver to Agent such other documents, including, without limitation, as-built survey prints of the real property, as Agent and its counsel may request relating to the real property subject to the Mortgages.

     4.5 UK Security Documents. The parties hereby acknowledge and agree that, on or before the initial borrowing under Subsection 1.1.3, the UK Credit Parties shall execute and deliver the UK Security Documents, each in form and substance satisfactory to Agent and Lenders.

                      SECTION 5. COLLATERAL ADMINISTRATION

     5.1 General.

          5.1.1 Location of Collateral. All Collateral, other than Inventory in transit, Inventory held pursuant to leases at a lessee's location and motor vehicles, will at all times be kept by Borrower and Guarantors at one or more of business locations set forth in Exhibit 5.1.1 hereto, as updated pursuant to
Section 6.2 hereof.

          5.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrower and Guarantors, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as loss payee on any property insurance or business interruption insurance policies and as an additional insured on any liability insurance policies, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrower and Guarantors shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.

          Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower's expense to protect Agent's interests in the Properties of Borrower and Guarantors. This insurance may, but need not, protect the interests of Borrower and Guarantors. The coverage that Agent purchases may not pay any claim that Borrower or any Guarantor makes or any claim that is made against Borrower or any such Guarantor in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower and Guarantors have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrower and Guarantors may be able to obtain on their own.

          5.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or such Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

     5.2 Administration of Accounts.

          5.2.1 Records, Schedules and Assignments of Accounts. Borrower shall, and shall cause each of its Subsidiaries to, keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by Borrower with respect to such information. Concurrently with the delivery of each Borrowing Base Certificate required by Subsection 7.1.4, or more frequently as requested by Agent, from and after the date hereof, Borrower shall deliver to Agent a detailed aging of all of Accounts of Borrower and Guarantors, and upon Agent's request therefore, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request.

          5.2.2 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower or its Subsidiary and to charge Borrower therefore, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrower or such Subsidiary maintains reasonable reserves on its books therefore and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by Borrower or any of its Subsidiaries or Affiliates.

          5.2.3 Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrower or any Guarantor, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise; provided, that unless a Default or an Event of Default is then in existence, prior to conducting each set of verifications, Agent shall generally consult with Borrower about the verification process. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

          5.2.4 Maintenance of Blocked Account Agreements. Borrower shall, and shall cause UK Borrowers and Guarantors to, maintain lockbox and blocked account arrangements acceptable to Agent with such banks as may be selected by Borrower and be acceptable to Agent, for direct deposit of payments and other remittances, including, without limitation, payment on Accounts. All such agreements shall provide that if an Event of Default or a Liquidity Event has occurred the depository institution shall follow Agent's written instructions to transfer funds in such accounts to the Dominion Account for application on account of the Obligations without further consent of any Credit Party. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrower or the applicable Guarantor shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. In the event that the applicable bank is unwilling to waive such rights, Borrower shall, and shall cause Guarantors to, upon Agent's request to do so, immediately transfer any funds deposited in such bank accounts to a bank that will agree to waive such rights. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. As soon as practicable, the Borrower shall give written instruction directing the applicable obligors to direct all payments and remittances to such accounts. Borrower shall have 60 days (or such additional time as the Agent shall determine in its sole discretion) from the Restatement Date to establish the arrangements required by this Subsection 5.2.4.

          5.2.5 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrower shall, and shall cause Guarantors to, endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrower or any Guarantor on account of Accounts, together with the proceeds of any other Collateral, shall be held in depository accounts subject to control agreements in form and substance acceptable to Agent. Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Accounts of Borrower and Guarantors have been assigned to Agent and to collect such Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

     5.3 Records and Reports of Inventory, Machinery and Equipment. Borrower shall, and shall cause its Subsidiaries to, keep records of its Inventory and Equipment, which records shall be complete and accurate in all material respects. Borrower shall furnish to Agent and Lenders updates of Exhibit 5.1.1 and Inventory, and Equipment reports concurrently with the delivery of each Borrowing Base Certificate described in Subsection 7.1.4 or more frequently as requested by Agent, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of Inventory, Machinery and Equipment of Borrower and Guarantors. Borrower shall conduct a physical inventory of all container Inventory on premises owned or leased by Borrower or any of its Subsidiaries no less frequently than monthly and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

     5.4 Administration of Equipment. Borrower shall, and shall cause its Subsidiaries to, keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with this Agreement, and Borrower shall, and shall cause Guarantors to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent. Promptly after the reasonable request therefore by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any Equipment.

     5.5 Appraisals. When reasonably requested by Agent, Borrower shall, and cause each of its Subsidiaries to, provide the following to Agent, with a copy to any Lender which requests delivery (which, at Borrower's election, may be made by email or other electronic means of communication, or by web posting) of such reports: a report of Eligible Container Fleet Inventory and Eligible Trailer Fleet Inventory by category and by item (in detail), a report of Inventory, based upon a physical count, which shall describe Inventory of Borrower and Guarantors by category and by item (in detail) and report the then appraised value (at the lower of cost or orderly liquidation value) of such Inventory, and a report of Equipment which shall describe Borrower's and Guarantors' Equipment (in detail) and report the then appraised value (at the lower of cost or orderly liquidation value) of such Equipment. In addition, when requested by Agent after consultation with Borrower regarding the scope and cost of any such appraisal, Borrower shall, at Borrower's expense, allow Agent to engage an Appraiser with respect to the Collateral, shall provide Agent and such Appraiser reasonable access to the Collateral and shall cooperate with Agent and such Appraiser with respect to the foregoing. Unless (a) a Default, an Event of Default or a Liquidity Event has occurred and is continuing or (b) Borrower otherwise agrees, (i) the appraisals respecting Inventory held for lease or sale shall be requested at least once, but not more than once, during any twelve month period, other than appraisals of such Inventory in connection with a Permitted Acquisition as required by this Agreement and (ii) at the option of Agent, such appraisals may be done on either a desktop or physical inspection basis.

     5.6 Field Examinations. Agent shall conduct a field examination once per year and may, at its discretion, conduct a second field examination each year, and, if an Event of Default or a Liquidity Event exists, more frequently at Agent's discretion, and in connection therewith, Borrower shall provide Agent and field examiner reasonable access to the books and records and the Collateral and shall cooperate with Agent and such Appraiser with respect to the foregoing.

                    SECTION 6. REPRESENTATIONS AND WARRANTIES

     6.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Agent and each Lender that:

          6.1.1 Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Borrower's Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and (to the extent relevant) in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 6.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would reasonably be expected to have a Material Adverse Effect.

          6.1.2 Power and Authority. Borrower and each other Credit Party is duly authorized, has the capacity and is empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any of the shareholders, partners or members, as the case may be, of any other Credit Party; (ii) contravene Borrower's or any other Credit Party's charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause Borrower or any other Credit Party to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any other Credit Party; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any other Credit Party is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any other Credit Party.

          6.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and each other Credit Party, in each case to the extent it is a party thereto, enforceable against it in accordance with its respective terms, except as limited by applicable bankruptcy or insolvency laws, and by general principles of equity.

          6.1.4 Capital Structure. Exhibit 6.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by Borrower or a Subsidiary of Borrower, (ii) the name of each of Borrower's and each other Credit Party's corporate or joint venture relationships and the nature of the relationship, (iii) the number and nature of all outstanding Securities of Borrower and the number, nature and holder of Securities of each other Credit Party and (iv) the number of issued and treasury Securities of Borrower. Borrower and each other Credit Party has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any of Borrower's direct or indirect Subsidiaries. Except as set forth on Exhibit 6.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of Borrower's or any other Credit Party's partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

          6.1.5 Names. Neither Borrower nor any other Credit Party has been known as or has used any legal, fictitious or trade names except those listed on
Exhibit 6.1.5 hereto as such Exhibit may be amended in connection with a Permitted Acquisition. Except as set forth on Exhibit 6.1.5 or in connection with an Acquisition permitted hereunder consummated after the date hereof, neither Borrower nor any other Credit Party has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Borrower's and each other Credit Party's respective states of incorporation or organization, Type of Organization and Organizational I.D. Number are set forth on Exhibits 6.1.4 and 6.1.5, as such Exhibits may be amended in connection with a Permitted Acquisition. The respective exact legal names of Borrower and each other Credit Party are set forth on Exhibit 6.1.5, as such Exhibit may be amended in connection with a Permitted Acquisition.

          6.1.6 Business Locations; Agent for Process. Each of Borrower's and each other Credit Party's chief executive office and other places of business are as listed on Exhibit 5.1.1 hereto, as updated from time to time by Borrower. During the preceding one-year period, neither Borrower nor any other Credit Party has had an office or place of business other than as listed on Exhibit
5.1.1. All tangible Collateral is and will at all times be kept by Borrower and each other Credit Party in accordance with Subsection 5.1.1. Except as shown on
Exhibit 5.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

          6.1.7 Title to Properties; Priority of Liens. Borrower and each other Credit Party has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower and each other Credit Party has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's or such Credit Party's Properties that is not a Permitted Lien. The Liens granted to Agent under
Section 4 hereof and under the Security Documents are first priority Liens, subject only to Permitted Liens.

          6.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts of Borrower or any other Credit Party. With respect to each of such Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

                    (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

                    (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower or the applicable Credit Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower or the applicable Credit Party and the Account Debtor and the Account Debtor is not an Affiliate of Borrower or any other Credit Party;

                    (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services;

                    (iv) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

                    (v) To Borrower's knowledge, the Account Debtor thereunder
          (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                    (vi) To Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account (other than non-material disputes involving de minimis amounts arising in the ordinary course of business).

          6.1.9 Equipment. The Equipment of Borrower and each other Credit Party is in good operating condition and repair.

          6.1.10 Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrower and its Subsidiaries (including the accounts of all Subsidiaries of Borrower and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of December 31, 2004 and as of September 30, 2005 and the related statements of income and cash flows for the periods ended on such dates, except for the absence of footnote disclosures and normal year-end adjustments in the September 30, 2005 financial statements, have been prepared in accordance with GAAP, and present fairly in all material respects the financial position of Borrower and such Persons, taken as a whole, at such dates and the results of Borrower's and such Persons' operations, taken as a whole, for such periods. As of the date hereof, since December 31, 2004, there has been no material adverse change in the financial condition, business, prospects, operations, results of operations, assets or liabilities of Borrower and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Borrower and each such Persons ends on December 31 of each year.

          6.1.11 Full Disclosure. The financial statements referred to in Subsection 6.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Agent or any Lender in writing which would reasonably be expected to have a Material Adverse Effect.

          6.1.12 Solvent Financial Condition. Each of Borrower and each other Credit Party, is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder and all related transactions, will be, Solvent.

          6.1.13 Surety Obligations. Except as set forth on Exhibit 6.1.13, as of the date hereof, neither Borrower nor any other Credit Party is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

          6.1.14 Identification Numbers; Taxes. Borrower's federal tax identification number is 86-0748362. The federal tax identification number of each Subsidiary of Borrower is shown on Exhibit 6.1.14 hereto, as updated from time to time. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being diligently contested in good faith and by appropriate proceedings and Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

          6.1.15 Brokers. Except as shown on Exhibit 6.1.15 hereto or in the Fee Letter, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

          6.1.16 Patents, Trademarks, Copyrights and Licenses. Borrower and each other Credit Party owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as would not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, trade names, copyrights, licenses, and Intellectual Property are listed on Exhibit 6.1.16 hereto. No claim has been asserted to Borrower or any other Credit Party which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrower and except as set forth on Exhibit 6.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon Borrower's or any of its Subsidiaries' material Intellectual Property. Except as set forth on Exhibit 6.1.16, each of Borrower's and each other Credit Party's (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office, or in the U.S.

Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by Borrower or any other Credit Party to Agent, or any other Person designated by Agent, of all of Borrower's or such Credit Party's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by Borrower or such Credit Party, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of Borrower's or any Guarantors' ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which would not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 6.1.16 and except as would not reasonably be expected to have a Material Adverse Effect, (i) neither Borrower nor any other Credit Party is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

          6.1.17 Governmental Consents. Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

          6.1.18 Compliance with Laws. Borrower and each of its Subsidiaries has duly complied in all material respects with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state, local and other laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation. Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state, local and other rules, laws and regulations applicable to it. No Inventory has been produced by Borrower or any of its Subsidiaries in violation of the Fair Labor Standards Act (29 U.S.C.
Section 201 et seq.), as amended.

          6.1.19 Restrictions. Neither Borrower nor any other Credit Party is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 6.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any other Credit Party, as applicable. Except as permitted in the Loan Agreement, none of the Collateral is subject to contractual obligations that may restrict or inhibit Agent's rights or abilities to sell or dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

          6.1.20 Litigation. Except as set forth on Exhibit 6.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or involving Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          6.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any other Credit Party is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Funded Debt in excess of the lesser of US$2,500,000 or that amount which would have a Material Adverse Effect. All Obligations are permitted under the Senior Note Indenture and the other Senior Note Documents.

          6.1.22 Leases. Exhibit 6.1.22 hereto is a complete listing of all capitalized and operating personal property leases of Borrower and the other Credit Parties and all real property leases of Borrower and the other Credit Parties. Borrower and each other Credit Party is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

          6.1.23 Pension Plans. Except as disclosed on Exhibit 6.1.23 hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that would reasonably be expected to result in a material adverse change in the financial condition of Borrower and its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any material withdrawal liability in connection with a Multiemployer Plan.

          6.1.24 Trade Relations. Except as set forth on Exhibit 6.1.24, there exists no actual or, to Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any other Credit Party and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower and the other Credit Parties (taken as a whole), or with any material supplier, except in each case, where the same would not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent Borrower or any other Credit Party from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

          6.1.25 Labor Relations. Except as described on Exhibit 6.1.25 hereto, as of the date hereof, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement covering any material number of employees. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that would not reasonably be expected to have a Material Adverse Effect.

          6.1.26 Margin Regulations. Neither Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying "margin stock". Less than 15% of the assets of Borrower constitute "margin stock." To the extent that Borrower uses Loan proceeds to acquire shares of its own Securities, Borrower intends to cause such acquired shares to be cancelled or maintained as treasury stock by Borrower.

          6.1.27 Anti-Terrorism Laws. Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act").

          6.1.28 UK Financial Assistance. Neither the execution, delivery and performance of this Agreement and each of the other Loan Documents and Senior Note Documents to which it is a party nor the incurrence of any obligations or liabilities (actual or contingent) thereunder by Borrower or any of the UK Guarantors constitutes or will constitute unlawful financial assistance for the purposes of sections 151 to 158 (inclusive) of the United Kingdom Companies Act 1985 (as amended or otherwise re-enacted from time to time).

     6.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete in all material respects and not misleading at all times during the term of this Agreement (on each day as if made on and as of such date, except to the extent that any representation and warranty is made only as of a specified date, in which case it shall have been true and correct as of such date), except for changes in the nature of Borrower's or one of Borrower's Subsidiary's business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement.

     6.3 Survival of Representations and Warranties. All representations and warranties of Borrower or any other Credit Party contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

                 SECTION 7. COVENANTS AND CONTINUING AGREEMENTS

     7.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall:

          7.1.1 Visits and Inspections; Lender Meeting. Permit representatives of Agent, and during the continuation of any Liquidity Event, Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries (including the Collateral), inspect, audit and make extracts from their books and records, and discuss with their officers, their employees and their independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. Neither Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection. Agent, if no Default or Event of Default then exists, shall give Borrower reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders at least once during each year or more frequently, as Agent may reasonably request (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

          7.1.2 Notices.

          (a) Promptly notify Agent in writing of the occurrence of any event or the existence of any fact that, in either case, is known to Borrower, which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrower agrees to provide Agent with
(i) 10 Business Days' prior written notice of (1) any change in the legal name of Borrower or any other Credit Party, (2) the adoption by Borrower or any other Credit Party of any new fictitious name or trade name and (3) any change in the chief executive office of Borrower or any other Credit Party, and (ii) prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

          (b) Promptly, and in any event within ten (10) Business Days after the Borrower or any of its Subsidiaries becomes aware that a Reportable Event involving a claim against, or possible liability of, the Borrower of at least US$1,000,000 has occurred, a written statement of the chief financial officer of the Borrower describing such Reportable Event and any action that is being taking with respect thereto by the Borrower or any such Subsidiary, and any action taken or threatened by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation.

          (c) Promptly, and in any event within ten (10) Business Days after receipt by the Borrower or any of its Subsidiaries of any notice, complaint or order alleging actual or prospective violation of any Applicable Law with respect to environmental, health or safety by the Borrower or any of its Subsidiaries or alleging responsibility of the Borrower or any of its Subsidiaries for costs of a cleanup in an amount in excess of US$2,500,000, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by the Borrower or any such Subsidiary.

          7.1.3 Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

          (i) as soon as available, but not later than 90 days after the close of each fiscal year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but reasonably acceptable to Agent, together with unaudited consolidating balance sheets, income statements and statements of cash flows and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

          (ii) as soon as available, but not later than 30 days after the end of each month hereafter, including the last month of Borrower's fiscal year, unaudited interim financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer or principal accounting officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and, at Agent's request, unaudited interim financial statements on a consolidating basis, in a form consistent with Borrower's historical practices of preparation of consolidating financial statements;

          (iii) as soon as available, but not later than 45 days after the end of each fiscal quarter of Borrower, including the last quarter of Borrower's fiscal year, unaudited quarterly financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of such fiscal quarter, on a Consolidated basis, certified by the principal financial officer or principal accounting officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and, at Agent's request, unaudited interim financial statements on a consolidating basis, in a form consistent with Borrower's historical practices of preparation of consolidating financial statements;

          (iv) together with each delivery of financial statements pursuant to clauses (i) and (iii) of this Subsection 7.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to Subsection
7.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer or principal accounting officer of Borrower to the effect that such information fairly presents in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated;

          (v) promptly after the sending or filing thereof, as the case may be, copies of Borrower's Forms 10-Q and 10-K and any proxy statements or financial statements which Borrower has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefore, or any national securities exchange;

          (vi) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and

          (vii) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's or any of its Subsidiaries' financial condition or results of operations.

          Concurrently with the delivery of the financial statements described in paragraph (i) of this Subsection 7.1.3, Borrower shall forward to Agent a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in paragraph (i) and (iii) of this Subsection 7.1.3, or more frequently if reasonably requested by Agent, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of
Exhibit 7.1.3 hereto executed by the Chief Financial Officer or principal accounting officer of Borrower. To the extent any deliverable described in Subsection 7.1.3 (i), (iii) or (iv) is contained in a 10-Q or 10-K which is delivered to the Agent and each Lender pursuant to Subsection 7.1.3(v), the Borrower's obligation to deliver such item shall be deemed satisfied.

          7.1.4 Borrowing Base Certificates. On or before the 15th calendar day of each month and at any other time requested by Agent or Majority Lenders from and after the date hereof, deliver to Agent and, at the request of any Lender, to such Lender a Borrowing Base Certificate as of the last day of the immediately preceding month (or as of such other date as Agent may reasonably request), with such supporting materials as Agent shall reasonably request.

          7.1.5 Landlord, Processor and Storage Agreements. Provide Agent on request with copies of all agreements between Borrower or any other Credit Party and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept.

          7.1.6 Credit Party Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each other Credit Party (to the extent not consolidated or combined with the financial statements delivered to Agent under Subsection 7.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

          7.1.7 Projections. No later than 30 days after the end of each fiscal year of Borrower deliver to Agent Projections of Borrower and each of its Subsidiaries for the forthcoming three (3) fiscal years, month by month (including, but not limited to, projected balance sheets, income statements, statements of cash flows and Availability and calculations of projected covenant compliance other than compliance with Section 7.3.3 (Minimum Utilization) set forth in Exhibit 7.3).

          7.1.8 Subsidiaries.

          (a) Cause each Domestic Subsidiary of Borrower, whether now or hereafter in existence, promptly upon Agent's request therefore, to execute and deliver to Agent a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to Agent for the benefit of Lenders a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 4.1. In addition, Borrower shall, and shall cause each Domestic Subsidiary to execute and deliver to Agent a Guaranty Agreement and (if not heretofore delivered) a security agreement pursuant to which Borrower and each such Subsidiary guaranties the payment of all Obligations of UK Borrower and grants to Agent for the benefit of Lenders a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 4.1 to secure such Guaranty Agreement. Additionally, Borrower and each Domestic Subsidiary shall execute and deliver to Agent a Pledge Agreement (or an amendment thereto) pursuant to which Borrower or such Domestic Subsidiary grants to Agent for the benefit of the Lenders a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Subsidiary.

          (b) Cause each UK Subsidiary, whether now or hereafter in existence, promptly upon Agent's request therefore, to execute and deliver to Agent the UK Security Documents pursuant to which such Subsidiary guaranties the payment of all UK Obligations and grants to Agent for the benefit of Lenders a first priority Lien (subject only to Permitted Liens) on all or substantially all of its Properties, including, without limitation all of the issued and outstanding Securities of any other Person held by such UK Subsidiary.

          7.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account that Borrower or any other Credit Party at any time opens or maintains, Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrower or such other Credit Party, at any time after the occurrence of a Liquidity Event, a Default or an Event of Default.

          7.1.10 Maintenance of Equipment. Make or cause to be made all necessary replacements of and repairs to Equipment so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain the same would not reasonably be expected to have a Material Adverse Effect. Borrower will not, and will not allow any other Credit Party to, permit any Equipment to become affixed to any real Property leased to Borrower or any other Credit Party so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrower will not permit, nor will it allow any other Credit Party to permit, any of the Equipment of Borrower or any other Credit Party to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

          7.1.11 Environmental Reports. Prior to inclusion of any Specified Real Property in the US Borrowing Base, provide Agent with environmental reports, in form and substance satisfactory to Agent and Majority Lenders and from a firm satisfactory to Agent, relating to the properties owned by Borrower or any of its Subsidiaries.

          7.1.12 Qualifying Derivative Obligations. Prior to or concurrently with Borrower or any other Credit Party entering into any Derivative Obligation or any modification of such Derivative Obligation with any Lender or any Affiliate of a Lender (other than Agent or any Affiliate of Agent), Borrower shall provide, or shall cause such Lender or such Affiliate to provide, written notice to Agent specifying, in a manner reasonably acceptable to Agent, the terms and conditions of such Derivative Obligations. In addition, any Lender that enters into any Derivative Obligation or any modification of a Derivative Obligation with a Credit Party may provide notice thereof to the Agent.

     7.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing:

          7.2.1 Capital Expenditures. Borrower and its Subsidiaries shall not make payments for Capital Expenditures (net of sales of Eligible Container Fleet Inventory) in excess of US$150,000,000 in any fiscal year; provided, that as long as no Event of Default shall have occurred and be continuing, Borrower and its Subsidiaries may carry forward and add to the next year's limitation amount (but not beyond such next year) the unused portion of the limitation on Capital Expenditures for the prior year, up to a maximum of one hundred percent (100%) of the prior year's limitation amount; and provided, further, that the amount set forth in this Subsection 7.2.1 shall be increased by an amount equal to three hundred percent (300%) of the net cash proceeds received by Borrower from any sale of equity Securities of Borrower less such amount of such net cash proceeds used to redeem or repurchase Senior Notes in compliance with this Agreement (the "CapEx Equity Increase"), and the unused portion of any CapEx Equity Increase may be carried forward to any subsequent fiscal year. Borrower and its Subsidiaries shall not make any Capital Expenditures that are not directly related to the business conducted on the Restatement Date by Borrower and its Subsidiaries.

          7.2.2 Additional Indebtedness. Neither Borrower nor any of its Subsidiaries shall directly or indirectly incur, create, assume or suffer to exist any Indebtedness other than:

          (a) Indebtedness under the Loan Documents and Derivative Obligations under which a Lender (or its Affiliate) is the counterparty incurred in the ordinary course of business;

          (b) Unsecured Derivative Obligations incurred in the ordinary course of business;

          (c) Indebtedness described on Exhibit 7.2.2, and any refinancing of such Indebtedness, so long as the aggregate principal amount of the Indebtedness so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness to be refinanced;

          (d) Indebtedness, including Capitalized Lease Obligations, secured by purchase money liens on or respecting Equipment the title to or leasehold interest in which is acquired after the Restatement Date, not to exceed US$5,000,000 in the aggregate (irrespective of when due) outstanding at any one time ("Purchase Money Liens and Leases") so long as each Purchase Money Lien or Lease shall attach or relate only to the property (and accessions thereto and proceeds thereof) to be acquired or the acquisition cost of which is financed through leasing and the principal amount of the debt incurred (including the principal component of lease payments) shall not exceed one hundred percent (100%) of the purchase price of the item or items of equipment;

          (e) Indebtedness consisting of loans or advances by Borrower to a Guarantor or by a Guarantor to Borrower or another Guarantor; provided that all such loans and advances are evidenced by a promissory note, which is pledged to Agent;

          (f) the Senior Notes;

          (g) Indebtedness (other than Indebtedness under this Agreement) incurred to finance insurance premiums, not to exceed US$5,000,000 in any fiscal year;

          (h) unsecured Indebtedness which matures no earlier than six (6) months after the end of the Term, and (i) Borrower was in compliance with the financial covenant set forth on Exhibit 7.3.2 (Debt Ratio) calculated on a pro forma basis (whether or not then tested) immediately after giving effect to the incurrence of such Indebtedness, (ii) immediately after giving effect to the incurrence of such Indebtedness and any contemporaneous use of the proceeds thereof, no Default or Event of Default has occurred or would be created thereby, and (iii) such Indebtedness is not prohibited by the Senior Note Documents;

          (i) unsecured Indebtedness in an aggregate principal amount not to exceed US$25,000,000 so long as no Default or Event of Default has occurred and is continuing or would be created thereby and such Indebtedness is not prohibited by the Senior Note Documents;

          (j) Indebtedness which is secured by a Lien junior to the Lien granted to Agent for the benefit of the Lenders hereunder, and (i) which matures no earlier than six (6) months after the end of the Term, (ii) Borrower was in compliance with the financial covenant set forth on Exhibit 7.3.2 (Debt Ratio) calculated on a pro forma basis (whether or not then tested) immediately after giving effect to the incurrence of such Indebtedness, (iii) the creditors with respect to such Indebtedness enter into an intercreditor agreement in form and substance satisfactory to Agent, (iv) immediately after giving effect to such Indebtedness and any contemporaneous use of the proceeds thereof, no Default or Event of Default has occurred or would be created thereby, and (v) such Indebtedness is not prohibited by the Senior Notes Documents;

          (k) Indebtedness which is secured by a first or second priority Lien on the assets of the Borrower or a Guarantor, in an aggregate principal amount not to exceed US$5,000,000 so long as (i) no Default or Event of Default has occurred and is continuing or would be created thereby, (ii) such Indebtedness is not prohibited by the Senior Note Documents and (iii) the creditors with respect to such Indebtedness enter into an intercreditor agreement in form and substance satisfactory to Agent; and

          (l) Capitalized Lease Obligations respecting leasehold interest in container Inventory which is sold in a sale and leaseback transaction (with the sale portion of such transaction being permitted pursuant to Section 7.2.5(v)) so long as each lease shall attach or relate only to the property subject to such sale leaseback transaction and the principal amount of the debt incurred (including the principal component of lease payments) shall not exceed one hundred percent (100%) of the purchase price of the item or items of container Inventory.

          7.2.3 Liens. Neither Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except:

          (a) Liens granted to Agent for the benefit of the Lenders under the Security Documents to secure the Obligations;

          (b) Liens listed on Exhibit 7.2.3;

          (c) Liens for taxes not yet due or being contested in good faith and by appropriate proceedings to the extent permitted under this Agreement;

          (d) Purchase Money Liens and Leases;

          (e) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, or landlords, liens for taxes, assessments or other governmental charges, and other similar Liens arising by operation of law for amounts that are not yet due and payable or which are being diligently contested in good faith by Borrower or a Guarantor, and for which adequate reserves are maintained by Borrower for their payment;

          (f) Attachment or judgment Liens not to exceed an aggregate of US$1,000,000 excluding in each case amounts (i) bonded to the reasonable satisfaction of Agent or (ii) covered by insurance to the reasonable satisfaction of Agent;

          (g) Deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, not to exceed an aggregate of US$3,000,000;

          (h) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of US$2,000,000;

          (i) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

          (j) Liens securing Indebtedness described in Subsection 7.2.2(d) which has been refinanced so long as such refinanced Indebtedness is not secured by any collateral which did not secure the Indebtedness prior to such refinancing;

          (k) Liens securing Indebtedness described in Subsection 7.2.2(j) and
(k);

          (l) Extensions and renewals of any of the foregoing so long as the aggregate amount of extended or renewed Liens are not increased and are on terms and conditions no more restrictive than the terms and conditions of the Liens extended or renewed; and

          (m) Liens securing Capitalized Lease Obligations permitted pursuant to Subsection 7.2.2(l).

          7.2.4 Contingent Obligations. Neither Borrower nor any of its Subsidiaries shall directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, excluding indemnities given in connection with the sale of Inventory or other asset dispositions permitted hereunder and Contingent Obligations for Indebtedness permitted to be incurred under Subsection 7.2.2 hereof.

          7.2.5 Sale of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) Inventory (including containers held for lease) in the ordinary course of business, (ii) individual items of Collateral with a book value of less than US$2,000,000 in the aggregate during any fiscal year, (iii) obsolete or worn out property disposed of in the ordinary course of business, (iv) dispositions of assets not otherwise addressed by this Subsection 7.2.5 with an aggregate fair market value not in excess of US$2,000,000 in any fiscal year, (v) so long as no Default or Event of Default has occurred and is continuing, to the extent permitted by the Senior Note Indenture, sales of container Inventory held for lease for the purpose of securitization or like off-balance sheet financing, provided that the orderly liquidation value of such container Inventory sold during the Term of this Agreement shall not exceed US$50,000,000; (vi) transfers of Inventory and Equipment from Borrower to a Credit Party, or from one Credit Party to another Credit Party or to Borrower, and (vii) sales of Trailers acquired in Permitted Acquisitions or owned by Borrower or a Credit Party on the date hereof; provided that, with respect to clauses (ii), (iii), (iv), (v), and (vii), (a) such dispositions are for fair value,

(b) the aggregate consideration is paid in full in cash at the time of disposition and is either reinvested in the business of Borrower or its Subsidiaries (subject to the limitations of this Agreement) or used to repay Revolving Credit Loans in accordance with Section 3.3.3 and (viii) sales of Equipment which Borrower or a Credit Party will lease back under a capital lease permitted under Subsection 7.2.2(d) or an operating lease permitted under Subsection 7.2.13.

          7.2.6 Restricted Payments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend (other than dividends payable solely in common stock of Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Securities of Borrower or any warrants, options or rights to purchase any such Securities, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any of its Subsidiaries (each of the foregoing, a "Restricted Payment"); provided, (i) any Subsidiary may declare and pay dividends or distributions to Borrower or any other Subsidiary of Borrower which is a Credit Party; (ii) Borrower may purchase on the open market Securities consisting of its common stock for an aggregate amount not to exceed US$10,000,000 if, (A) both before and after giving effect to such purchase, no Default or Event of Default exists or would result therefrom and Borrower has Availability of at least US$30,000,000, (C) all shares of such Securities so purchased are thereafter immediately cancelled or shall have the status of treasury stock of Borrower and (D) if the Restricted Payment under this clause
(ii) is to be made with the proceeds of a Loan, the request for such Loan shall be made under a separate request for borrowing and shall be accompanied by calculations in reasonable detail evidencing that Borrower may make any Restricted Payment in compliance with this Subsection 7.2.6(a)(ii); and (iii) Borrower may make any Restricted Payment permitted pursuant to the Senior Note Documents so long as at the time of such Restricted Payment, the Payment Conditions shall have been satisfied; or

          (b) make any payment or prepayment of principal of, or any prepayment of interest on, or any redemption (including, without limitation, by making payments to a sinking or analogous fund), repurchase or defeasance of, any Indebtedness (other than Indebtedness pursuant to this Agreement) or of any Mandatory Redeemable Obligation; provided that (i) any Subsidiary may make payments on account of Indebtedness owing to Borrower or any other Subsidiary,
(ii) on or prior to July 1, 2006, Borrower may repurchase or redeem up to 35% of the aggregate principal amount of the Senior Notes outstanding on the Restatement Date and pay accrued interest and premium thereon with the proceeds of the issuance of Borrower's Securities in an "Equity Offering" under and as defined in the Senior Note Indenture if, both before and after giving effect to such repurchase or redemption, (x) no Default or Event of Default exists and (y) Borrower has Availability of at least US$35,000,000; (iii) on or before December 31, 2006, Borrower may terminate Derivative Obligations outstanding and pay the costs of such termination, (iv) Borrower and its Subsidiaries may make scheduled principal and interest payments on Indebtedness permitted under Subsections 7.2.2(a), (b), (c), (d), (g), (h), (i), (j) and (k) and scheduled interest payments on the Senior Notes and (v) Borrower may prepay, repurchase or redeem any Indebtedness if (A) the average Availability over the 90 days prior to such transaction is greater than US$50,000,000; (B) the Availability calculated on a pro forma basis before and after giving effect to such payment shall be greater than US$50,000,000; (C) after giving effect to such payment and any Indebtedness incurred, Borrower shall be in compliance with the financial covenants set forth on Exhibit 7.3.1 (Fixed Charge Coverage Ratio), Exhibit 7.3.2 (Debt Ratio) and
Exhibit 7.3.3 (Minimum Utilization) hereof, each calculated on a pro forma basis (whether or not Section 7.3 hereof would then require compliance with such covenant) for the most recently ended fiscal quarter for which the financial statements in Section 7.1.3(iii) have been delivered to Agent; not later than three Business Days prior to making such Restricted Payment Agent shall receive
(a) a certificate of Borrower with supporting detail acceptable Agent to the effect that on the date on which such prepayment, repurchase or redemption is consummated, Borrower has satisfied the requirements of clauses (A), (B) and
(C), and (b) financial projections demonstrating that during the six month period following the making of such Restricted Payment, Availability shall not be less then US$50,000,000; and (D), no Default or Event of Default has occurred and its continuing or would be created thereby.

          7.2.7 Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, whether in cash, securities, or other property of any kind including, without limitation, any Subsidiary or Affiliate of Borrower, other than:

          (a) Advances or loans (but not sales on open account on ordinary course of business terms) made in the ordinary course of business, including those made to finance the sale of Inventory, not to exceed US$100,000 outstanding at any one time to any one Person and US$500,000 in the aggregate outstanding at any one time;

          (b) loans, investments and advances between Borrower and Guarantors permitted under this Agreement;

          (c) Cash Equivalents;

          (d) Permitted Acquisitions;

          (e) Deposits with financial institutions, disclosed on Exhibit 7.2.7, and which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits; and

          (f) Such other Investments as Majority Lenders may approve in writing in their sole discretion.

          7.2.8 Affiliate Transactions. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, any Subsidiary or Affiliate of Borrower, except (a) the transactions in existence on the Restatement Date as described on
Exhibit 7.2.8, (b) transactions between or among Borrower and its wholly-owned Subsidiaries which are Credit Parties and (c) transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's or Affiliate's business, as the case may be, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

          7.2.9 Additional Bank Accounts. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the accounts set forth on Exhibit
7.2.7 and such other accounts as have been previously approved by Agent. All accounts of the Borrower and its Subsidiaries shall be subject to blocked account or control agreements in form and substance satisfactory to Agent, other than such accounts which have an aggregate cash flow during any month of not more than $50,000.

          7.2.10 Excess Cash. Except upon prior written consent of Agent, at such time as a Liquidity Event or an Event of Default has occurred and is continuing, Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, maintain (a) in the aggregate in all U.S. deposit accounts of Borrower and its Subsidiaries (other than the payroll accounts and the account with Bank described in Subsection 3.3.5), total cash balances and Investments permitted by Subsection 7.2.7(c), in excess of an average daily balance of US$750,000, exclusive of uncollected funds, (calculated monthly) for any three consecutive months during which any Revolving Credit Loans are outstanding hereunder and no U.S. disbursement account shall contain more than US$20,000, and (b) in the aggregate in all Canadian deposit accounts of Borrower and its Subsidiaries (other than the payroll accounts and the account with Bank described in Subsection 3.3.5), total cash balances and Investments permitted by Subsection 7.2.7(c), in excess of an average daily balance of CA$1,000,000, exclusive of uncollected funds, (calculated monthly) for any three consecutive months during which any Revolving Credit Loans are outstanding hereunder and no Canadian disbursement account shall contain more than CA$20,000.

          7.2.11 Additional Negative Pledges. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of Agent and the Lenders) on the creation or existence of any Lien upon the assets of Borrower or its Subsidiaries or (ii) any contractual obligation which may restrict or inhibit Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default, other than pursuant to the Senior Note Documents as in effect on the date on which the Senior Notes were issued.

          7.2.12 No Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any new Subsidiaries, except (a) in connection with Permitted Acquisitions in compliance with Subsection 7.2.14 or the formation of UK Borrower, and (b) if each of the following conditions is met:

          (i) each new Subsidiary is a wholly-owned Subsidiary of Borrower created to conduct business in a specific jurisdiction;

          (ii) both before and after giving effect to the creation of such Subsidiary and the transfer of any assets from Borrower to such Subsidiary, all representations and warranties of Borrower and its Subsidiaries contained in any Loan Document are true and correct, on and as of such date as if made as of such date (except (x) such revisions as are necessary to reflect the formation of such new Subsidiary and (y) to the extent a representation and warranty was made only as of a specified date, such representation and warranty shall have been true and correct as of such date), no Default or Event of Default shall have occurred and be continuing, and Borrower and its Subsidiaries shall be Solvent;

          (iii) Borrower shall have delivered to Agent written notice at least fifteen (15) Business Days prior to consummation of any transfer of assets to, or acquisition of assets by, such new Subsidiary, describing in reasonable detail the proposed new Subsidiary and its assets;

          (iv) any such new Domestic Subsidiary or UK Subsidiary shall become a Guarantor, and all new Domestic and UK Subsidiaries shall have executed and delivered to Agent such Security Documents (or joinders thereto, in form and substance satisfactory to Agent) and other documents as are necessary (or advisable in Agent's judgment) under applicable law in order to grant Agent for the benefit of the Lenders a perfected first priority security interest and Lien in the assets of, and ownership interests in, such Subsidiary (subject only to Permitted Liens); and Borrower or the applicable Credit Party shall execute and deliver an amendment to the Pledge Agreement in form and substance satisfactory to Agent, together with stock certificates and promissory notes and other instruments endorsed in blank, to pledge its equity interests in such new Subsidiary and all intercompany Loans to such Subsidiary; and

          (v) if required by Agent, Agent shall have received opinions of counsel, in form and substance satisfactory to it, as to the due execution, delivery and enforceability of the Loan Documents executed by such new Subsidiary, together with such evidences of solvency, certificates, Certificates of Title, and other documents and instruments reasonably requested by Agent.

          7.2.13 Operating Leases, Off-Balance Sheet Financing. Neither Borrower nor any of its Subsidiaries shall directly or indirectly incur, create, assume or suffer to exist any liabilities for operating leases or other indebtedness or liabilities not reflected as such on their financial statements other than liabilities described on Exhibit 7.2.13, and any refinancing of such liabilities, so long as the aggregate amount thereof so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the liabilities to be refinanced; provided, however, that Borrower and its Subsidiaries may incur liabilities in connection with operating leases of real property (including office and yard space) and office Equipment in the ordinary course of business and of other Equipment with values of up to US$5,000,000 in any fiscal year (exclusive of Equipment acquired under operating leases executed prior to the Original Closing Date and listed on Exhibit 7.2.13) (and up to 50% of any amount not incurred in any fiscal year may be carried over to the next fiscal year).

          7.2.14 Permitted Acquisitions. Borrower shall not, and shall not permit any of its Subsidiaries to, make an Acquisition unless each of the following conditions is satisfied:

          (a) such Acquisition is made by Borrower or another Credit Party;

          (b) such Acquisition shall be consensual and, if required under state law, shall have been approved by the board of directors or other governing body of the Person to be acquired (if there is such a governing body) and shall be permitted by the Senior Note Documents;

          (c) both before and after giving effect to such Acquisition, all representations and warranties of Borrower and its Subsidiaries contained in any Loan Document are true and correct on such date as if made as of such date (except to the extent that a representation and warranty was made only as of a specified date, such representation and warranty shall have been true and correct as of such date) and no Default or Event of Default shall have occurred and be continuing, and Agent shall receive a certificate of Borrower to such effect on the date on which such Acquisition is consummated;

          (d) both before and after giving effect to such Acquisition and the incurrence of Indebtedness in connection therewith, Borrower and its Subsidiaries (including any Subsidiary acquired in such Acquisition) shall be Solvent;

          (e) No Default or Event of Default shall have occurred and be continuing or shall be created thereby and the Payment Conditions shall have been satisfied, each calculated on a pro forma basis (whether or not Section 7.3 hereof would then require compliance with such covenant) after giving effect to such payments and any Indebtedness incurred in connection therewith, and Agent shall receive a certificate of Borrower to such effect on the date on which such Acquisition is consummated;

          (f) if a Revolving Credit Loan is to be made in connection with such Acquisition, Agent shall have received a Notice of Borrowing and, if Borrower desires to include the assets to be acquired in the US Borrowing Base or the UK Borrowing Base for such Revolving Credit Loan, a Borrowing Base Certificate; if the increase in Availability resulting from such Acquisition is greater than US$20,000,000, then Agent shall have the right to request an appraisal in connection with such Acquisition;

          (g) As soon as reasonably practicable following consummation of the Acquisition, Agent shall have received such financing statements, filings, Certificates of Title and other Security Documents as required (or advisable in Agent's judgment) to create and perfect Liens on any assets to be acquired, including assets of any new Subsidiary, together with evidence (including Lien search results) satisfactory to Agent that such Liens are first and prior Liens subject only to Permitted Liens;

          (h) all new Subsidiaries formed or acquired in such Permitted Acquisition shall be wholly-owned, directly or indirectly, by Borrower;

          (i) the business and assets to be acquired in such Acquisition shall be acquired free and clear of all Liens (other than Permitted Liens);

          (j) any new Domestic Subsidiary shall become a Guarantor and all new Domestic Subsidiaries shall execute and deliver to Agent such Security Documents as are required to be executed by a Guarantor (or joinder agreements in form and substance satisfactory to Agent) and such other documents as are necessary (or advisable in Agent's judgment) under applicable law in order to grant Agent for the benefit of the Lenders a perfected first priority security interest and Lien in the assets of, and ownership interests in, such Subsidiary (subject only to Permitted Liens); and Borrower or its Subsidiary, as applicable, shall execute and deliver an amendment to the Pledge Agreement in form and substance satisfactory to Agent, together with stock certificates and promissory notes and other instruments endorsed in blank in accordance therewith;

          (k) prior to inclusion of any assets in the US Borrowing Base or the UK Borrowing Base, if Agent in its reasonable discretion requires, Agent shall have received appraisals, in form and substance satisfactory to Agent, of all Inventory and Equipment to be included in the Borrowing Base and shall have completed such review of Accounts and Inventory as it deems necessary or desirable for inclusion in the applicable Borrowing Base;

          (l) the Person or business to be acquired is engaged in the business conducted by Borrower and its Subsidiaries immediately prior to the Closing Date or similar activities related or incidental thereto; and

          (m) in the case of any Acquisition with a purchase price of US$10,000,000 or more, on or prior to the date of such Acquisition, Agent shall have received, in form and substance satisfactory to Agent, all acquisition documents related thereto and certificates, and other documents and instruments reasonably requested by Agent, which collectively shall confirm, to Agent's satisfaction that the conditions set forth herein have been satisfied.

          7.2.15 Amendments of Senior Note Documents. Borrower shall not, nor permit any Subsidiary of Borrower to, amend or modify any Senior Note Document, other than to add Subsidiaries of Borrower as guarantors thereunder. All Subsidiaries of Borrower which are guarantors of the Senior Notes shall be Guarantors.

          7.2.16 Securities of Subsidiaries. Borrower shall not permit any of its Subsidiaries to issue any additional Securities except director's qualifying Securities.

          7.2.17 Bill-and-Hold Sales, Etc. Borrower shall not make, or permit any Subsidiary of Borrower to make, a sale to any customer on a bill-and-hold or consignment basis.

          7.2.18 Tax Consolidation. Borrower shall not file or consent to the filing of any consolidated income tax return with any Person other than Borrower's Subsidiaries.

          7.2.19 Organizational Documents. Borrower shall not agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

          7.2.20 Fiscal Year End. Borrower shall not change, or permit any Subsidiary of Borrower to change, its fiscal year end.

     7.3 Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that if a Liquidity Event has occurred, then as of the end of the most recent fiscal quarter for which financial statements shall have been required to be delivered pursuant to Subsection 7.1(i) or (iii) and as of the end of each subsequent fiscal quarter until a Liquidity Event is not in effect, Borrower shall comply with all of the financial covenants set forth in Exhibit 7.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrower on or before the Restatement Date, Borrower will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrower or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with such financial covenants based upon GAAP as in effect on the Restatement Date.

                         SECTION 8. CONDITIONS PRECEDENT

     8.1 Conditions Precedent to Effectiveness of this Agreement. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, this Agreement shall not become effective and no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been satisfied and this Agreement has become effective in accordance with Section 11.7:

          (a) Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement, the Revolving Notes, the Master Assignment Agreement, the Reaffirmations and amendments to the Mortgages, together with such additional documents, instruments and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

          (b) No Default; Representations and Warranties. No Default or Event of Default shall exist and all representation and warranties made by Borrower or any Guarantor in any Loan Document shall be true and correct on such date as if made as of such date (except to the extent a representation and warranty was made only as of a specified date, in which case it shall have been true and correct as of such date).

          (c) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been threatened, or instituted or proposed before any court, arbitrator, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the Senior Notes or the consummation of the transactions contemplated hereby or thereby, or which could have a Material Adverse Effect.

          (d) Material Adverse Effect. Since December 31, 2004, there has not been any material adverse change in the business, assets, financial condition, income or prospects of Borrower and its Subsidiaries, taken as a whole, and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

          (d) Cash Management System; Lockboxes. Borrower and its Subsidiaries shall have established cash management systems for their respective operations in accordance with Subsection 5.2.4 and on terms and conditions satisfactory to Agent.

          (e) Lien Perfection; Title Insurance. Borrower and its Subsidiaries shall have delivered to Agent such documents as requested by Agent to perfect or to continue the perfection of the Liens granted to the Existing Agent for the benefit of the Prior Lenders and evidence that Agent has duly perfected first priority Liens in the assets of Borrower and its Subsidiaries, subject only to Permitted Liens. Agent shall have received policies of title insurance or endorsements thereto satisfactory in form and substance to Agent and its counsel or commitments therefor, insuring that the Mortgages, as amended, constitute first priority Liens on the Specified Real Property, subject only to Permitted Liens.

          (f) Insurance. Agent shall have received and approved evidence of insurance coverage in amount and scope, and Borrower's insurers shall have provided endorsements in form and substance satisfactory to Agent naming Agent, for the benefit of the Lenders, as loss payee for all casualty insurance and business interruption insurance, with customary lender loss payable endorsements, and naming Agent as an additional insured with respect to all other insurance.

          (g) Opinions. Agent shall have received opinions of outside counsel to Borrower and Guarantors, in form and substance reasonably satisfactory to Agent and its counsel.

          (h) Existing Loan Agreement. On the Restatement Date, all Revolving Credit Loans shall have been converted to Base Rate Loans, all amounts owing under the Existing Loan Agreement to Prior Lenders which are not Lenders hereunder shall have been paid (including interest, fees and costs required by Section 3.2.5 of the Existing Loan Agreement), and Borrower shall have paid to Agent and the Lenders all interest, fees and costs (including those required by Section 3.2.5 of the Existing Loan Agreement) due under the Existing Loan Agreement and the Loan Documents.

          (i) Corporate Structure and Management. The corporate and capital structure (including any agreements among the stockholders of the Borrower), and the composition of the Board of Directors and senior management of the Borrower shall be satisfactory to Agent in all respects.

          (j) Approvals and Consents. All governmental, stockholder (including in relation to the UK Guarantors, unanimous shareholder resolutions) and third party approvals required in connection with the consummation of the transactions contemplated by this Agreement, including any consents required under the Senior Note Documents, shall have been obtained and shall be in full force and effect.

          (k) Financial Statements. Agent and each Arranger shall have received and be satisfied with each of (i) the unaudited financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the fiscal quarter ended September 30, 2005, on a Consolidated basis, (ii) the unaudited interim


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

financial statements (including, but not limited to, balance sheet, income statement and statement of cash flows) of Borrower and its Subsidiaries as of the end of the most recent month, and for the period from December 31, 2005 to such month-end, and (iii) projected financial statements (including, but not limited to, balance sheet, income statement, statement of cash flows, Availability and calculations of projected covenant compliance) of the Borrower and its Subsidiaries for the three-year period beginning on the Closing Date (prepared on a quarterly basis for the first year and an annual basis thereafter).

          (l) Availability. Agent and the Lenders shall have received a Borrowing Base Certificate, dated as of the Restatement Date, prepared on a pro forma basis giving effect to the consummation of the transactions contemplated by this Agreement (including the initial borrowing under this Agreement and the amount of any loans or letters of credit outstanding under the Existing Loan Agreement that shall remain outstanding), which demonstrates Availability of not less than US$100,000,000.

          (m) Resignation of Agent under the Existing Loan Agreement. The agent under the Existing Loan Agreement shall have resigned and the DB AG shall have been appointed as the agent under this Agreement.

          (n) Restatement Date. The Restatement Date shall have occurred on or before March 31, 2006.

     8.2 Conditions Precedent to Revolving Credit Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been satisfied:

          (a) No Default; Representations and Warranties. No Default or Event of Default shall exist and all representation and warranties made by Borrower or any Guarantor in any Loan Document shall be true and correct on such date as if made as of such date (except to the extent a representation and warranty was made only as of a specified date, in which case it shall have been true and correct as of such date).

          (b) Request for Revolving Credit Loan. A request for a Revolving Credit Loan shall have been made in compliance with Section 3.1.

          SECTION 9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     9.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

          9.1.1 Payment of Obligations. Any Credit Party shall fail to pay (i) any principal or interest on the Loans or any reimbursement obligation in respect of any Letter of Credit or LC Guaranty on the due date thereof or (ii) any other Obligation within two (2) Business Days of the date the same becomes due and payable.

          9.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, or any other Credit Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or remade pursuant to Section 7.2 hereof.

          9.1.3 Breach of Specific Covenants. Borrower shall (i) fail or neglect to perform, keep or observe any covenant contained in Subsections 5.1.2, 7.1.1, 7.1.4, 7.2 or 7.3 hereof on the date that Borrower is required to perform, keep or observe such covenant or (ii) fail or neglect to perform, keep or observe any covenant contained in Sections 4.2, 7.1.2 or 7.1.3 hereof within ten (10) Business Days following the date on which Borrower is required to perform, keep or observe such covenant.

          9.1.4 Breach of Other Covenants. Any Credit Party shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 9.1 hereof) or any other Loan Document and the breach of such other covenant is not cured to Agent's satisfaction by the earlier to occur of ten (10) Business Days after (i) the date Borrower or such Subsidiary or Credit Party knew or should have known of such occurrence and (ii) the date of giving of notice thereof by Agent to Borrower.

          9.1.5 Change of Control. A Change of Control shall occur.

          9.1.6 Cross Default. A default or event of default shall occur (and continue beyond any applicable grace period) under any note, agreement or instrument evidencing any other Indebtedness of the Borrower or any of its Subsidiaries, which default or event of default permits the acceleration of its maturity, provided that the aggregate principal amount of all such Indebtedness for which the default or event of default has occurred exceeds US$15,000,000.

          9.1.7 Failure of Enforceability of Loan Documents; Security. Any material covenant, agreement or Obligation of Borrower or any other Credit Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; Borrower or any other Credit Party shall deny or disaffirm any of its material Obligations under any of the Loan Documents or any Liens granted in connection therewith; or, any Liens granted in any of the Collateral shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by this Agreement (except where such circumstance arises as a result of any action or inaction by any Lender).

          9.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of the lesser of (i) US$15,000,000 in the aggregate or (ii) 20% of Availability at such time, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

          9.1.9 Insolvency and Related Proceedings. Borrower, any Subsidiary of Borrower or any other Credit Party shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower, any Subsidiary of Borrower or any other Credit Party under the federal bankruptcy laws (if against Borrower, any Subsidiary of Borrower or any Credit Party the continuation of such proceeding for more than 30 days), or Borrower, any Subsidiary of Borrower or any other Credit Party shall make any offer of settlement, extension or composition to their respective unsecured creditors generally; or, with respect to the UK Credit Parties: (in addition to the preceding provisions of this Section 9.1.9, such provisions not to be deemed to otherwise limit the following) (i) such UK Credit Party stops or suspends or threatens or announces an intention to stop or suspend payment of its debts or is for the purpose of section 123(1) of the Insolvency Act 1986 of England and Wales (on the basis that the words "proved to the satisfaction of the court" are deemed omitted from section 123(1)(e)) or any other applicable law deemed to be unable or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent or a moratorium is declared in respect of its indebtedness; (ii) a petition is presented or meeting convened or application made for the purpose of appointing an administrator (either in or out of court) or receiver or other similar officer of, or for the making of an administration order in respect of, any UK Credit Party and (A) (other than in the case of a petition to appoint an administrator) such petition or application is not discharged within 14 days; or (B) in the case of a petition to appoint an administrator, the Agent is not satisfied that it will be discharged before it is heard; (iii) any UK Credit Party convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally; (iv) any UK Credit Party enters into any negotiations for or in connection with the re-scheduling, restructuring or readjustment of any Indebtedness by reason of, or with a view to avoiding, financial difficulties; (v) any meeting of any UK Credit Party is convened for the purpose of considering any resolution for (or to petition for) its winding up or any UK Credit Party passes such a resolution; (vi) a petition is presented for the winding-up of any UK Credit Party (other than a frivolous or vexatious petition discharged within 14 days of being presented or any other petition which is contested on bona fide grounds and discharged at least 7 days before its hearing date); or (vi) any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of any UK Credit Party.

          9.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower or any Guarantor for a period which materially adversely affects the capacity of the Borrower and its Subsidiaries, taken as a whole, to continue its business on a profitable basis; or Borrower, any Subsidiary of Borrower or any Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by Borrower, any Subsidiary of Borrower or any Guarantor which is necessary to the continued or lawful operation of its business; or Borrower, any Subsidiary of Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower, any Subsidiary of Borrower or any Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which would not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.


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

          9.1.11 ERISA. A Reportable Event shall occur which, in Agent's determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary of Borrower or any other Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan and any such event would reasonably be expected to have a Material Adverse Effect.

          9.1.12 Criminal Forfeiture. Borrower, any Subsidiary of Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower, any Subsidiary of Borrower or any Guarantor.

          9.1.13 Judgments. Any money judgments, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against Borrower, any Subsidiary of Borrower or any other Guarantor, or any of their respective Property (i) in the case of money judgments in an amount of US$2,500,000 or more for any single judgment, attachment or process or US$5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.

     9.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) Agent may (with the consent of the Majority Lenders) and shall at the direction of the Majority Lenders terminate the Revolving Loan Commitments and/or (ii) Agent may (with the consent of the Majority Lenders) and shall at the direction of the Majority Lenders declare all or any portion of the Obligations other than Derivative Obligations (and all such Obligations shall thereupon become) at once due and payable without presentment, demand, protest or further notice by Agent or any Lender, and Borrower shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in Subsection 9.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent or any Lender, and the Revolving Loan Commitments shall be terminated.

     9.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may (and shall at the direction of the Majority Lenders) exercise on behalf of the Lenders from time to time the following rights and remedies:

          9.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          9.3.2 The right to take immediate possession of the Collateral, and to
(i) require Borrower and each of its Subsidiaries to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower or any Subsidiary of Borrower, Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

          9.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that five (5) Business Days' written notice to Borrower or any of its Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's or any of its Subsidiaries' premises, without charge therefore, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations (other than Banking Product Obligations or Derivative Obligations), in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations (other than Banking Product Obligations or Derivative Obligations), third, to the principal of the Obligations (other than Banking Product Obligations or Derivative Obligations), and fourth to any other Obligations, including Banking Product Obligations and Derivative Obligations and any costs of collection of any Banking Product Obligations or Derivative Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefore.

          9.3.4 Agent is hereby granted a license or other right to use, without charge, Borrower's and each of its Subsidiary's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, consistent with Borrower's reasonable quality control requirements, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and Borrower's and each of its Subsidiary's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

          9.3.5 Agent may, at its option, require Borrower to deposit with Agent funds equal to 105% of the sum of (x) the LC Amount and (y) all unpaid LC Obligations and, if Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Loans. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit, including fees and charges related to Letters of Credit and LC Guaranties. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

     9.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice to Borrower being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; provided, that each Lender exercising such rights shall notify Agent thereof prior to exercise, shall refrain from exercising such right until Agent shall have confirmed to such Lender that such exercise will not prejudice the rights of the Lenders, and any amount received as a result of the exercise of such rights shall be shared in accordance with Subsection 3.8. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Revolving Loan Percentage of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Revolving Loan Percentage of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

     9.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrower or any of its Subsidiaries or between Agent and Borrower or any of its Subsidiaries heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrower or any of its Subsidiaries of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrower or any of its Subsidiaries to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower or any of its Subsidiaries contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other


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Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Majority Lenders or all Lenders (as required by Section 11.10) or by Agent, at the direction of Majority Lenders or all Lenders, as the case may be and directed to Borrower.

                             SECTION 10. THE AGENT

     10.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower or any of its Subsidiaries. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

     10.2 Agent's Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or any of its Subsidiaries, to inspect the property (including the books and records) of Borrower or any of its Subsidiaries, to monitor the financial condition of Borrower or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 10.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof;
(viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower or Borrower's independent certified public accounts stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

     10.3 DB AG and Affiliates. With respect to its commitment hereunder to make Loans, DB AG shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include DB AG in its individual capacity as a Lender. DB AG and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower and its Subsidiaries and Affiliates, and any Person who may do business with or own Securities of Borrower all as if DB AG were not Agent and without any duty to account therefore to any other Lender.

     10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrower or any of its Subsidiaries.

     10.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), in accordance with their respective Revolving Loan Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other

Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower. The obligations of Lenders under this Section 10.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrower, any creditor of Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Revolving Loan Percentages, shall reimburse Agent for all such amounts.

     10.6 Rights and Remedies to be Exercised by Agent Only. Each Lender agrees that, except as set forth in Section 9.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

     10.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of to a Person other than Borrower or any of its Subsidiaries if Borrower certifies to Agent that the sale or disposition is made in compliance with Subsection 7.2.5 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which Borrower or such Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property subject to an operating lease permitted by Subsection 7.2.13; or (v) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (vi) if approved, authorized or ratified in writing by Agent at the direction of all Lenders and (b) subordinate any Lien granted to Agent on Equipment if required by the holder of any Indebtedness (including Capitalized Lease Obligations) secured by Purchase Money Liens and Leases permitted hereunder. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular


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

types or items of Collateral pursuant hereto, or subordinate Liens on Equipment. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 10.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

     10.8 Agent's Right to Purchase Commitments. Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

     10.9 Right of Sale, Assignment, Participations. Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

          10.9.1 Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) such assignment must be made to an Eligible Assignee, (ii) Agent must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement or any Affiliate thereof, and (ii) the assignee Lender shall pay to Agent a processing and recordation fee of US$3,500 and any reasonable out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment; provided however that the principal amount of the Revolving Loan Commitment together with the Loans of the assigning Lender together with its Affiliates that is the subject of such assignment shall in no event be less than US$5,000,000 (except in the case of an assignment to a Person who is already a Lender or an Affiliate of a Lender or the assignment represents all of the remaining Revolving Loan Commitment and Loans of the assigning Lender). After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and
(y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

          10.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no Participant shall thereby acquire any direct rights under this Agreement, (ii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same


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

pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring or waiving any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iii) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (iv) the originating Lender shall remain solely responsible for the performance of such obligations, (v) Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vi) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrower, which consents shall not unreasonably be withheld and (vii) all amounts payable by Borrower hereunder shall be determined as if the originating Lender had not sold any such participation.

          10.9.3 Certain Agreements of Borrower. Borrower agrees that (i) it will use reasonable efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 11.14 hereof, such Lender may disclose credit information regarding Borrower to any potential Participant or assignee.

          10.9.4 Non U.S. Resident Transferees. If, pursuant to this Subsection 10.9.4, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower either United States Internal Revenue Service Form W-8ECI or United States Internal Revenue Service Form W-8BEN (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrower) to provide the transferor Lender, Agent and Borrower a new Form W-8ECI or Form W-8BEN upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

     10.10 Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure


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

by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, if such amendment, waiver or consent does any of the following: (1) increases the aggregate Revolving Loan Commitments, or any Lender's Revolving Loan Commitment, (2) reduces the principal of, or interest on, any amount payable hereunder or under any Note, or any fees payable to Lenders hereunder, other than those payable only to DB AG in its capacity as Agent or Letter of Credit issuer, which may be reduced by DB AG unilaterally, (3) decreases any interest rate payable hereunder or any fee payable to Lenders hereunder, other than those payable to DB AG in its capacity as Agent or Letter of Credit issuer, which may be reduced by DB AG unilaterally, (4) postpones any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to DB AG in its capacity as Agent, which may be postponed by DB AG unilaterally, (5) reduces the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (6) releases or discharges any Person liable for the performance of any Obligations of Borrower or any UK Borrower hereunder or under any of the Loan Documents, (7) amends any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (8) amends the definition of the terms "Majority Lenders" or "Supermajority Lenders", (9) amends this Section 10.10, (10) releases Collateral with a value in excess of US$5,000,000, unless otherwise permitted pursuant to Section 10.7 hereof; or (11) amends the pro rata sharing provisions of Section 3.8 hereof; or (ii) in writing and signed by Supermajority Lenders, if such amendment, waiver or consent does any of the following: (1) increases the advance rates contained in the definition of "UK Borrowing Base" or "US Borrowing Base" to a level greater than those set forth on the date hereof; or (2) amends the definitions of "Liquidity Event", "UK Borrowing Base" or "US Borrowing Base" (or any component thereof) to make such definitions less restrictive (provided that the foregoing shall not affect Agent's discretion in determining eligibility); or (3) increases the amount of Protective Advances or
(4) increases the period of time for which Protective Advances are permitted to be outstanding or (5) releases any Guarantor with assets in the US Borrowing Base or UK Borrowing Base from any obligations arising under a Guaranty Agreement, or (6) increases the amount of the "UK Sublimit" or any sublimit under any Canadian subfacility established pursuant to Subsection 1.1.4, or
(iii) in writing and signed by Agent in addition to the Lenders required above to take such action, if such action affects the rights or duties of Agent under this Agreement, any Note or any other Loan Document.

     10.11 Resignation of Agent; Appointment of Successor. Agent may resign as Agent by giving not less than thirty (30) days prior written notice to the Lenders and Borrower. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Lenders and Borrower of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as the Majority Lenders appoint a successor agent, subject to Borrower's consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be


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

terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement. Each Lender waives any notice required by the Existing Loan Agreement in connection with the resignation of Fleet as agent thereunder on the date hereof.

     10.12 Co-Agents. The Co-Documentation Agents and the Syndication Agent shall have no right, duty, responsibility or obligation under this Agreement and the other Loan Documents other than in their capacities as Lenders, and shall have no fiduciary relationship to any Person.

                           SECTION 11. MISCELLANEOUS

     11.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 11.1, and Agent, or Agent's agent, may, without notice to Borrower and in Borrower's or Agent's name, but at the cost and expense of Borrower:

          11.1.1 At such time or times as Agent or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

          11.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory,

Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

          The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

     11.2 Indemnity. Borrower and each other Credit Party party to this Agreement hereby agrees to indemnify Agent, each Arranger and each Lender (and each of their Affiliates) and hold Agent, each Arranger and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees (or allocated costs of in-house counsel in lieu of outside counsel) and legal expenses) as the result of the failure of Borrower or any of its Subsidiaries to observe, perform or discharge Borrower's duties hereunder or under any other Loan Document or arising out of, relating to or in connection with this Agreement and the other Loan Documents or the use of the proceeds thereof, except as to any such Person to the extent that such liability, loss or damage is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct. In addition, Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this
Section 11.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     11.3 Sale of Interest. No Credit Party may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, any Credit Party's rights, title, interests, remedies, powers, and duties hereunder or thereunder without the prior written consent of all Lenders, which consent by any Lender or Lenders may be granted or denied in the sole discretion of such Lender.

     11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Credit Party which is a party hereto, Agent and each Lender permitted under Section 10.9 hereof.

     11.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     11.7 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart of the Master Assignment Agreement by each party thereto and the execution of a counterpart hereof by Borrower, each Lender and Agent and delivery of such counterparts to Agent or its counsel (which execution and delivery may be by facsimile); provided that unless and until all conditions set forth in Section 8 have been satisfied or waived, the Existing Loan Agreement shall remain in full force and effect as if this Agreement had never been executed and delivered.

     11.8 Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

If to Agent:    Deutsche Bank AG, New York Branch
                60 Wall Street
                New York, New York 10005
                Attention: Marguerite Sutton
                Facsimile No.: (212) 797-7655

                Latham & Watkins LLP
                633 West 5th Street, Suite 4000
                Los Angeles, California 90071
                Attention: Mary B. Ruhl
                Facsimile No.: (213) 891-8763

If to Borrower: Mobile Mini, Inc.
                7420 South Kyrene Road, Suite 101
                Tempe, Arizona 85283
                Attention: Chief Financial Officer
                Facsimile No.: (480) 894-6433

With a copy to: Bryan Cave LLP
                Two N. Central, 22nd Floor
                Phoenix, Arizona 85004
                Attention: Joseph P. Richardson
                Facsimile No.: (602) 364-7070

or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon a Lender pursuant to Subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by such Lender.

     11.9 Consent. Whenever Agent's or Majority's Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent or Majority Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion.

     11.10 Credit Inquiries. Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

     11.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     11.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     11.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     11.14 Confidentiality. Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 11.14.

     11.15 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT, ANY ARRANGER OR ANY LENDER, BORROWER

HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER ON THE ONE HAND AND AGENT, ANY ARRANGER OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT, ANY ARRANGER OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT, ANY ARRANGER OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     11.16 WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE

FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     11.17 Increases In Total Revolving Loan Commitments.

          11.17.1 Increasing Lenders and New Lenders. Borrower may, no more than once in any calendar year, by notice to Agent, request that the Revolving Loan Commitments be increased by an amount up to US$75,000,000 in the aggregate (the amount of any increase effected hereunder, the "Commitment Increase"); provided, that (i) in no event shall the Revolving Loan Commitments exceed the amount of Indebtedness and Liens permitted to be incurred under the Senior Note Indenture,
(ii) any Commitment Increase shall be in the minimum amount of US$5,000,000,
(iii) on the date on which any Commitment Increase is effective, no Default or Event of Default shall exist, both before and after giving effect to such Commitment Increase and (iv) all conditions set forth in Section 8 have been satisfied or waived in accordance with this Agreement. Agent shall notify the Lenders of such request, and the amount thereof, which notice shall specify the date by which Lenders must respond if they are willing to issue a commitment to participate in the Commitment Increase (the "Response Date"). Each Lender which, in its sole discretion, desires to commit to participate in the Commitment Increase (each, an "Increasing Lender") shall notify Agent on or before the Response Date of the amount by which it commits to increase its Revolving Loan Commitment. If Increasing Lenders commit to participate in the Commitment Increase in an aggregate amount in excess of the amount permitted under this Subsection 11.17.1, the Commitment Increase shall be allocated among the Increasing Lenders as determined by Agent. If the aggregate amount committed by the Increasing Lenders is less than the amount requested by the Borrower and permitted hereunder, Agent agrees to use its best efforts to find additional financial institutions (the "New Lenders") that are willing to undertake Revolving Loan Commitments; provided that the Revolving Loan Commitment of each New Lender shall be in a minimum amount of US$5,000,000. Agent shall have no liability to Borrower or any of its Subsidiaries or the Lenders if Agent is unable to successfully syndicate the Commitment Increase with Increasing Lenders and/or New Lenders. If Agent is able to successfully syndicate the Commitment Increase, on the Commitment Increase Effective Date (as defined below), Borrower shall pay to Agent for the account of all Increasing Lenders and New Lenders such fees as shall have been agreed among Borrower, Agent and the Increasing Lenders or New Lenders, as the case may be, with respect to such Commitment Increase. The Commitment Increase shall become effective on the date specified by Agent (the "Commitment Increase Effective Date"); provided, however, that (i) the conditions set forth above shall have been satisfied on such date, (ii) the New Lenders shall have entered into one or more joinder agreements, in form and substance satisfactory to Agent, to become Lenders hereunder, (iii) Borrower shall have paid all fees (including but not limited to those fees provided in any fee letters related to the Commitment Increase) and expenses in connection with the syndication and arrangement of the Commitment Increase, (iv) Borrower shall have executed and delivered to Agent for the benefit of the New Lenders and Increasing Lenders Revolving Notes, (v) Borrower shall have delivered or caused to be delivered to Agent such legal opinions, certificates (including evidence that the Indebtedness under the Commitment Increase is permitted to be incurred under the Senior Note Indenture) and other documents as Agent may reasonably request, all in form and substance satisfactory to Agent, and (vi) the relevant parties shall have delivered such other documents and taken such other action as may be necessary or appropriate to effect the Commitment Increase.

          11.17.2 Commitment Increase Effective Date. On the Commitment Increase Effective Date (i) the Revolving Loan Commitment of each Increasing Lender shall be increased and each New Lender shall become a Lender hereunder and under the other Loan Documents; (ii) Borrower shall pay the principal amount of, and accrued and unpaid interest on, Revolving Credit Loans of the Lenders other than the New Lenders in an amount sufficient (as determined by Agent) to permit the New Lenders and Increasing Lenders to fund Revolving Credit Loans in an amount equal to their respective Revolving Loan Percentages of the then outstanding Revolving Credit Loans, and in connection with such payment shall also pay breakage losses required by Subsection 3.2.5 on such repayment, if any; and
(iii) each New Lender and Increasing Lender shall fund Revolving Credit Loans in an amount equal to its Revolving Loan Percentage of the then outstanding Revolving Credit Loans.

     11.18 Existing Loan Agreement And Loan Documents. The parties hereto agree that on the Restatement Date, and Agent's determination that the conditions precedent set forth in Section 8 have been satisfied or waived, the Existing Loan Agreement shall be deemed to be amended and restated in its entirety and all Obligations under and as defined in the Existing Loan Agreement (the "Prior Obligations") and the promissory notes delivered thereunder shall, to the extent not paid on such date, be deemed to be Obligations outstanding under this Agreement. Upon the Restatement Date, and the effectiveness of this Agreement in accordance with Section 8 hereof, the Existing Loan Agreement will be superseded in its entirety, and all references in the Loan Documents shall be deemed to refer to this Agreement, without the need for further amendment of any Loan Document. Notwithstanding the foregoing, all Liens and security interests securing the Prior Obligations shall continue in full force and effect in all respects, securing the Obligations. The parties hereto acknowledge that this Agreement, the Revolving Notes and the other Loan Documents do not constitute a repayment and reborrowing, an accord and satisfaction or a novation of such Prior Obligations. Borrower hereby ratifies and reaffirms all of its Obligations and liabilities under each of the Loan Documents, including without limitation the Security Documents and that the Liens granted to Agent thereunder continue to secure the Obligations arising under this Agreement.

          IN WITNESS WHEREOF, this Second Amended and Restated Loan and Security Agreement has been duly executed on the day and year specified at the beginning of this Second Amended and Restated Loan and Security Agreement.

                                        MOBILE MINI, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name: Lawrence Trachtenberg
                                        Title: Executive Vice President


                                      S-1-

                                        DEUTSCHE BANK AG, NEW YORK BRANCH,
                                        as Agent and as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                      S-2-

                                        BANK OF AMERICA, N.A.,
                                        as Syndication Agent and as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                      S-3-

                                   APPENDIX A

                               GENERAL DEFINITIONS

          When used in the Second Amended and Restated Loan and Security Agreement dated as of February 17, 2006, by and among DEUTSCHE BANK AG, NEW YORK BRANCH, individually and as Agent, the other financial institutions which are or become parties thereto and MOBILE MINI, INC., a Delaware corporation, (a) the terms Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations and Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC (as defined below); (b) all terms indicating Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by Borrower or any Guarantor or in which Borrower or any Guarantor now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Second Amended and Restated Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

          "Account Debtor" - any Person who is or may become obligated on or under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

          "Account" - the meaning assigned under the UCC and all rights to payments under leases and Chattel Paper.

          "Acquisition" - (i) the acquisition by Borrower or any of its Subsidiaries of all of the issued and outstanding Securities or other equity interests of a Person, (ii) the acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person or a line of business of a Person or (iii) the merger or consolidation of Borrower or any of its Subsidiaries with a Person other than a Person that was a Subsidiary of Borrower or such Subsidiary immediately prior to such merger.

          "Affiliate" - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 15% or more of any class of the Voting Stock of a Person; or (iii) 15% or more of the Voting Stock (or in the case of a Person which is not a corporation, 15% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

          "Aggregate Borrowing Base" - as at any date of determination thereof, an amount equal to the least of:

          (i)  the Revolving Credit Maximum Amount;

          (ii) the sum of (A) the amount calculated under clause (ii) of the definition of US Borrowing Base; plus (B) the amount calculated under clause (ii) of the definition of UK Borrowing Base (excluding from such calculation, subclause (A) thereof); or

          (iii) the amount permitted to be outstanding under this Agreement by the Senior Note Indenture.

          "Agent" - DB AG in its capacity as agent for the Lenders under the Agreement and its successors and assigns, including any successor in that capacity appointed pursuant to Section 10.11.

          "Agreement" - the Second Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended or otherwise modified from time to time.

          "Applicable Law" - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or other material contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and legally enforceable orders of governmental bodies; and legally enforceable orders, judgments and decrees of all courts and arbitrators.

          "Applicable Margin" - initially, the percentages set forth below with respect to the Base Rate Portion and the LIBOR Portion:

Base Rate Portion   (0.25)%
LIBOR Portion        1.50%

The percentages set forth above will be adjusted on the first day of the month following receipt by Agent from Borrower of the financial statements required to be delivered pursuant to Subsection 7.1.3(iii) of the Agreement for each fiscal quarter ended on the last day of March, June, September and December during the Term (each such date an "Adjustment Date"), effective prospectively, by reference to the Debt Ratio for the four quarters most recently ended in accordance with the following:

        Debt Ratio           Base Rate Portion   LIBOR Portion
        ----------           -----------------   -------------
> or = 5.00:1                      0.25%             2.00%
> or = 4.00:1 but < 5.00:1            0%             1.75%
> or = 3.00:1 but < 4.00:1        (0.25)%            1.50%
< 3.00:1                          (0.25)%            1.25%

provided that, (i) until the Adjustment Date following the fiscal quarter ended June 30, 2006, the Applicable Margin shall not be less than (0.25)% for the Base Rate Portion and 1.50% for the LIBOR Portion of the Loans, (ii) if Borrower's audited financial statements for any fiscal year delivered pursuant to Subsection 7.1.3(i) of the Agreement reflect a Debt Ratio that yields a different Applicable Margin than that yielded by the quarterly financial statements previously delivered pursuant to Subsection 7.1.3(iii) of the Agreement for the last quarter of such fiscal year, the Applicable Margin shall be readjusted retroactive to the preceding Adjustment Date and (iii) if Borrower fails to deliver the financial statements required to be delivered pursuant to Subsection 7.1.3(i) or Subsection 7.1.3(iii) of the Agreement on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date.

          "Appraiser" - an appraiser employed by Agent or an independent third party appraiser engaged by Agent, at Borrower's expense.

          "Approved Fund" - any Person (other than a natural person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business,
(b) has the ability to fund revolving bank loans (including the Loans) in the ordinary course of its business on the terms and conditions set forth in the Loan Documents to the extent it is purchasing a Revolving Loan Commitment, and
(c) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or
(iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Arranger" - each of Deutsche Bank Securities Inc. and Bank of America Securities LLC and collectively, the "Arrangers".

          "Availability" - the amount of additional money which Borrower is entitled to borrow from time to time as US Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of US Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower), the LC Amount and all unpaid LC Obligations subtracted from the US Borrowing Base. If the amount outstanding is equal to or greater than the US Borrowing Base, Availability is zero (0).

          "Bank" - means Deutsche Bank AG, New York Branch.

          "Banking Products" means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

          "Banking Product Obligations" of the Credit Parties means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Products of which the Agent has received written notice.

          "Base Rate" - with respect to all Obligations denominated in US Dollars, the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefore shall be the Base Rate.

          "Base Rate Advance" - any Revolving Credit Loan bearing interest computed by reference to the Base Rate.

          "Base Rate Portion" - that portion of the Revolving Credit Loans that is subject to interest computed by reference to the Base Rate.

          "Borrower" - Mobile Mini, Inc., a Delaware corporation with its chief executive office and principal place of business at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

          "Borrowing Base Certificate" - a certificate by a senior financial officer of Borrower, substantially in the form of Exhibit 7.1.4 (or another form acceptable to Agent) setting forth the calculation of the US Borrowing Base and the UK Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the US Borrowing Base and the UK Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

          "Business Day" - (i) when used with respect to the LIBOR option, shall mean a day on which dealings may be effected in deposits of US Dollars in the London interbank foreign currency deposits market and on which Bank is conducting and other banks may conduct business in London, England, in the State of New York and (ii) when used with respect to any other provision of the Agreement, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

          "Canadian Borrower" - means a Subsidiary of Borrower with operations in Canada approved by Agent in its discretion.

          "Canadian Dollars" or "CA$"- lawful money of Canada.

          "Capital Expenditures" - expenditures made or liabilities incurred for the acquisition of any fixed assets (including but not limited to containers) or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations and that portion of Investments allocable to property, plant or equipment. Capital Expenditures shall exclude (i) new and used manufactured or remanufactured portable container Inventory held for sale, (ii) proceeds of a Casualty Loss applied to the repair or replacement of the property affected by the Casualty Loss and (iii) Inventory or Equipment acquired in a Permitted Acquisition.

          "Capitalized Lease Obligation" - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "Cash Equivalents" - means either of the following, so long as the same are maintained in accounts in which Agent has a perfected security interest: (i) securities issued, guarantied or insured by the United States or any of its agencies and having maturities of not more than one year; and (ii) certificates of deposit having maturities of not more than one year issued by Agent, any Lender or by a U.S. federal or state chartered commercial bank of recognized standing whose capital and unimpaired surplus is in excess of US$100,000,000 and whose short-term commercial paper rating, or that of its parent holding company, is at least A-2 or the equivalent by Standard & Poor's Corporation and at least P-2 or the equivalent by Moody's Investors Services, Inc.

          "Casualty Loss" - (i) the loss, damage, or destruction of any asset owned or used by Borrower or any of its Subsidiaries, (ii) the condemnation, confiscation, or other taking, in whole or in part, of any such asset, or (iii) the diminishment of such asset so as to render use for its intended purpose impracticable or unreasonable.

          "Certificate of Title" - a certificate of title, certificate of ownership or other registration certificate issued or required to be issued for any asset under the certificate of title or similar laws of any jurisdiction.

          "Change of Control" - either: (i) other than members of management as of the Restatement Date, any "person" (as such term is used in Subsections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) on or after the Restatement Date is or becomes a "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of Securities of Borrower representing 15% or more of the combined voting power of Borrower's then-outstanding Securities; or (ii) the existing directors for any reason cease to constitute 75% of Borrower's Board of Directors or (iii) any Guarantor ceases to be a wholly-owned Subsidiary of Borrower, except as expressly permitted by the Loan Documents; or (iv) a "Change of Control" (as defined in the Senior Note Indenture) occurs. For purposes of this definition, "existing directors" means
(x) individuals constituting Borrower's Board of Directors on the Restatement Date, and (y) any subsequent director whose election by the Board of Directors or nomination for election by Borrower's shareholders was approved by a vote of at least 75% of the directors then in office which directors either were directors on the Restatement Date or whose election or nomination for election was previously so approved.

          "Collateral" - all of the Property and interests in Property described in Section 4 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations or any Guaranty Agreement.

          "Collateral Access Agreement" - any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any warehouseman or processor in possession of Inventory, in form and substance approved by Agent.

          "Commitment Increase" - as defined in Subsection 11.17.1 of the Agreement.

          "Commitment Increase Effective Date" - as defined in Subsection
11.17.1 of the Agreement.

          "Computation Date" - the date on which the Equivalent Amount of any currency is determined.

          "Computer Hardware and Software" - all rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

          "Consolidated" - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

          "Consolidated EBITDA" - for a period, the Consolidated net income of Borrower and its Subsidiaries (excluding (a) extraordinary gains, (b) non-cash extraordinary losses and (c) debt restructuring costs arising from payment of termination costs of Derivative Obligations that were entered into in connection with the Existing Loan Agreement and from the write-off of fees and expenses in connection with the initial funding under the Existing Loan Agreement) for the period and without duplication (i) plus all Interest Expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for the period, (ii) less gains or plus losses attributable to any fixed asset sales (excluding sales of containers held for lease) in the period and (iii) plus or minus any other non-cash charges which have been subtracted or added in calculating Consolidated net income. For all purposes other than calculating Consolidated Net Cash Flow, Consolidated EBITDA for any such period shall be calculated by giving pro forma effect to any Permitted Acquisition and any Asset Sale specifically permitted pursuant to Subsection 7.2.5 (iv) or (v) during such period, as if such Acquisition or Asset Sale, as the case may be, had been consummated on the first day of such period, as long as Borrower shall have delivered to

Agent audited financial statements for such period for the Person or assets acquired or if consented to by Agent, other reasonably acceptable financial statements or other supporting documentation.

          "Consolidated Net Cash Flow" - for a period, Consolidated EBITDA less the sum of (i) Unfinanced Capital Expenditures during such period plus (ii) income taxes paid in cash during such period plus (iii) Restricted Payments paid in cash during such period (other than Restricted Payments paid by a Subsidiary of Borrower to a Credit Party).

          "Container Fleet Inventory" - new and used manufactured or remanufactured portable and ISO containers and portable mobile offices held by Borrower or another Credit Party for intended lease or rental by Borrower and its Subsidiaries to third parties.

          "Contingent Obligation" - any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another, except endorsements in the ordinary course of business.

          "Contract Right" - any right to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

          "Controlled Foreign Corporation" shall mean "controlled foreign corporation" as defined in the Internal Revenue Code.

          "Credit Party" - Borrower, each UK Borrower and each Guarantor.

          "Debt Ratio" - as of any date of determination, the ratio of (i) Funded Debt as of such date to (ii) Consolidated EBITDA in each case for the four fiscal quarters ending on such date.

          "Default" - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

          "Default Rate" - as defined in Subsection 2.1.2 of the Agreement.

          "Derivative Obligations" - every obligation of a Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency or exchange rates or valuations.

          "Domestic Subsidiary" - any Subsidiary of Borrower formed or organized under the laws of a state of the United States.

          "Dominion Account" - a special bank account or accounts of Agent established by any Credit Party pursuant to Subsection 5.2.4 of the Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

          "Eligible Account" - an Account of Borrower or another Credit Party arising in the ordinary course of the business of Borrower or such Credit Party from the sale of goods, the lease of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account less all returns, rebates, discounts (which may at Agent's option be calculated on shortest terms), service charges, customer deposits, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts. Without limiting the generality of the foregoing, unless otherwise approved in writing by Agent, no Account shall be an Eligible Account if:

               (i) it arises out of a sale made or services rendered by Borrower or a Credit Party to a Subsidiary of Borrower or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

               (ii) it is an Account that has payment terms longer than 45 days from the date of invoice; provided, however, that US$200,000 may be considered Eligible Accounts with payment terms longer than 45 days but no longer than 90 days from the date of the invoice;

               (iii) it remains unpaid more than 90 days after the original invoice date; or

               (iv) it is owed by an Account Debtor and the total unpaid Accounts of such Account Debtor exceed 10% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

               (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

               (vi) the Account Debtor is also a creditor or supplier of Borrower or any Subsidiary of Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower or any Subsidiary of Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

               (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal or other similar bankruptcy, reorganization or insolvency laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal or other similar bankruptcy reorganization or insolvency laws of any jurisdiction, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

               (viii) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment; or

               (ix) (1) it arises from a sale to the Account Debtor on a bill-and-hold or consignment basis; or (2) it is subject to a reserve established by Borrower or any of its Subsidiaries for potential returns or refunds, to the extent of such reserve; or

               (x) the Account Debtor is the United States of America, any State or any political subdivision or department, agency or instrumentality thereof, unless Borrower or any such Guarantor, as applicable, assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended) or complies with any similar applicable state or local law as Agent may require; or

               (xi) it is not at all times subject to Agent's duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien; or

               (xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower or the applicable Credit Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

               (xiii) the Account is evidenced by an instrument of any kind, or has been reduced to judgment; or

               (xiv) Borrower or a Subsidiary of Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

               (xv) more than 50% of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; provided that Agent may, in its sole discretion, reduce such percentage to a lesser percentage, but not below 25%; or

               (xvi) the Account is subject to any progress payment or other similar advance made by or for the benefit of the applicable Account Debtor; or

               (xvii) the Account evidences a lease to an Account Debtor that is an individual and the aggregate amount of such Accounts included as Eligible Accounts hereunder equals or exceeds US$750,000; or

               (xvii) the Account evidences a sale to an Account Debtor that is an individual; or

               (xviii) the Account represents amounts which have not yet been billed to the applicable Account Debtor and the amount of such Account together with the amount of all other Accounts which represent amounts which have not yet been billed to the applicable Account Debtors to the extent such amount exceeds US$1,000,000.

          "Eligible Assignee" - means (a) a Person that is an original signatory to this Agreement or any Affiliate thereof; (b) an Approved Fund; (c) a commercial bank organized under the laws of the United States or any state that has total assets in excess of $2 billion (or the foreign currency equivalent thereof) and that is acceptable to Agent; and any other Person (except Borrower or a Guarantor, or an Affiliate of either) approved by Agent; provided, with respect to any prospective Lender, that such Person has the ability to fund revolving bank loans (including the Loans) in the ordinary course of its business on the terms and conditions set forth in the Loan Documents.

          "Eligible Container Fleet Inventory" - Eligible Goods Inventory of Borrower and the other Credit Parties consisting of Container Fleet Inventory, valued at the lower of Borrower's and its Subsidiaries' cost or orderly liquidation value, except for custom containers that are pre-sold and ISO containers that are pre-sold, which will be valued at the lower of Borrower's cost or sales invoice price.

          "Eligible Container Inventory Held For Sale" - Eligible Goods Inventory of Borrower and the other Credit Parties consisting of (a) new and used manufactured or remanufactured portable and ISO containers and portable mobile offices held by Borrower or a Credit Party for intended sale to third parties and (b) containers used by Borrower or the Credit Parties, containers temporarily out of service and otherwise unrefurbished ISO units, whether or not held for sale, each of which containers in clauses (a) and (b) shall be valued at the lower of cost or orderly liquidation value; provided, that if any such containers have not been appraised, containers manufactured by Borrower shall be valued at cost and all other containers shall be valued at the lower of cost or the orderly liquidation value equivalent percentage established by the most recent appraisal for that particular type or category of Inventory, and (c) custom containers and ISO containers that have been pre-sold, which shall be valued at the lower of cost or the sales invoice price.

          "Eligible Goods Inventory" - Inventory of Borrower and the Credit Parties which Agent, in its reasonable credit judgment, deems to be Eligible Goods Inventory. In determining the amount to be so included, Eligible Goods Inventory shall be valued at the lower of cost or orderly liquidation value, except for custom containers that are pre-sold and ISO containers that are pre-sold, which will be valued at the lower of Borrower's cost or sales invoice price. Unless otherwise approved in writing by Agent, no Inventory shall be deemed Eligible Goods Inventory if:

               (a) it is not owned solely by Borrower or a Credit Party or Borrower or a Credit Party does not have good, valid and marketable title thereto; or

               (b) it is not located in (i) for the US Borrowing Base, the United States or Canada, or (ii) for the UK Borrowing Base, the United Kingdom; or

               (c) it (i) is not subject to valid, current rental or lease agreements between Borrower or a Credit Party and the renters or lessees thereof or (ii) if not leased, is not located on property owned or leased by Borrower or a Credit Party or is not located in a contract warehouse, subject to a Collateral Access Agreement executed by the mortgagee, the lessor or the contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided however, that Inventory located on property not subject to a Collateral Access Agreement may be deemed Eligible Goods Inventory at the discretion of the Agent, subject to the implementation of a rent reserve in an amount determined by the Agent, in its sole discretion; or

               (d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

               (e) it consists of goods returned or rejected by Borrower or a Subsidiary's or Affiliate's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

               (f) it is not first-quality finished goods or work in process, is obsolete, or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

               (g) it is subject to a lease which should be classified as a capital lease under GAAP or contains a purchase option for an amount less than the amount equal to the net book value; or

               (h) Inventory which is located on a Credit Party's premises and is being repaired; or

               (i) Inventory which can not be located at the time of Borrower's physical inventory; or

               (j) it is Eligible Raw Materials Inventory or Eligible Machinery and Equipment.

          "Eligible Inventory" - Eligible Goods Inventory and Eligible Raw Materials Inventory.

          "Eligible Machinery and Equipment" - Equipment of Borrower or a Credit Party which Agent, in its reasonable credit judgment, deems to be Eligible Machinery and

Equipment. Without limiting the generality of the foregoing, unless otherwise approved in writing by Agent, no Equipment shall be deemed Eligible Machinery and Equipment if:

               (a) it is not owned solely by Borrower or a Credit Party or Borrower or a Credit Party does not have good, valid and marketable title thereto; or

               (b) it is not located in (i) for the US Borrowing Base, the United States or Canada, or (ii) for the UK Borrowing Base, the United Kingdom; or

               (c) it is not located on property owned or leased by Borrower or a Credit Party subject to a Collateral Access Agreement executed by the lessor; provided however, that Equipment located on property not subject to a Collateral Access Agreement may be deemed Eligible Machinery and Equipment at the discretion of the Agent, subject to the implementation of a rent reserve in an amount determined by the Agent, in its sole discretion; or

               (d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Equipment stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

               (e) it is not of a like kind or type of Equipment that has been appraised and it has not been appraised by the Appraiser with an appraisal in form and substance satisfactory to Agent and reasonably satisfactory to Majority Lenders.

          "Eligible Other Raw Materials Component Inventory" - Eligible Raw Materials Inventory, valued at Borrowers' cost, of Borrower or a Credit Party purchased from third parties consisting of plumbing, drywall, electrical components, insulation materials, HVAC materials, doors and windows, and fasteners, and located on the Restatement Date or thereafter at Borrower's Maricopa facility or such other facility of Borrower or a Credit Party as to which Borrower implements a perpetual inventory accounting system comparable to that of the Maricopa facility.

          "Eligible Primary Raw Materials Inventory" - Eligible Raw Materials Inventory, valued at Borrowers' cost (except for fiscal year end calculations where the value will be the lower of Borrower's cost or market), of Borrower or a Credit Party consisting of steel, lumber, plywood and paint, and located on the Restatement Date or thereafter at Borrower's Maricopa facility or such other facility of Borrower or a Credit Party as to which Borrower implements a perpetual inventory accounting system comparable to that of the Maricopa facility.

          "Eligible Raw Materials Inventory" - Eligible Primary Raw Materials Inventory or Eligible Other Raw Materials Inventory which Agent, in its reasonable credit judgment, deems to be Eligible Raw Materials Inventory. Without limiting the generality of the foregoing, unless otherwise approved in writing by Agent, no Inventory shall be deemed Eligible Raw Materials Inventory if:

               (a) it is not owned solely by Borrower or a Credit Party or Borrower or a Credit Party does not have good, valid and marketable title thereto; or

               (b) it is not located in (i) for the US Borrowing Base, the United States or Canada, or (ii) for the UK Borrowing Base, the United Kingdom; or

               (c) it is not located on property owned or leased by Borrower or a Credit Party or in a contract warehouse, subject to a Collateral Access Agreement executed by the lessor or the contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided however, that Inventory located on property not subject to a Collateral Access Agreement may be deemed Eligible Primary Raw Materials Inventory or Eligible Other Raw Materials Inventory at the discretion of the Agent, subject to the implementation of a rent reserve in an amount determined by the Agent, in its sole discretion; or

               (d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

               (e) it is goods returned or rejected by Borrower or a Credit Party's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

               (f) it is not first-quality raw materials, is obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Credit Documents; or

               (g) it is Eligible Goods Inventory or Eligible Machinery and Equipment; or

               (h) it is Inventory being repaired at Borrower's or any other Credit Party's facility.

          "Eligible Trailer Fleet Inventory" - Eligible Goods Inventory consisting of Trailer Fleet Inventory, valued at the lower of cost or orderly liquidation value, excluding any Inventory that is not manufactured in accordance with and does not meet all standards imposed by all requirements of law or by any governmental authority having regulatory authority over such goods or their manufacture, use, sale, or lease.

          "Eligible UK Account" - an Eligible Account of UK Borrower or another UK Credit Party.

          "Eligible UK Container Fleet Inventory" - Eligible Container Fleet Inventory of UK Borrower or another UK Credit Party.

          "Eligible UK Goods Inventory" - Eligible Goods Inventory of UK Borrower or another UK Credit Party.

          "Eligible UK Inventory" - Eligible UK Goods Inventory and Eligible UK Raw Materials Inventory.

          "Eligible UK Raw Materials Inventory" - Eligible Raw Materials Inventory of UK Borrower or another UK Credit Party.

          "Eligible UK Trailer Fleet Inventory" - Eligible Trailer Fleet Inventory of UK Borrower or another UK Credit Party.

          "Eligible US Account" - an Eligible Account of Borrower or another US Credit Party.

          "Eligible US Container Fleet Inventory" - Eligible Container Fleet Inventory of Borrower or another US Credit Party.

          "Eligible US Container Inventory Held For Sale" - Eligible Container Inventory Held For Sale of Borrower or another US Credit Party.

          "Eligible US Goods Inventory" - Eligible Goods Inventory of Borrower or another US Credit Party.

          "Eligible US Inventory" - Eligible US Goods Inventory and Eligible US Raw Materials Inventory.

          "Eligible US Machinery and Equipment" - Eligible Machinery and Equipment of Borrower or another US Credit Party.

          "Eligible US Other Raw Materials Component Inventory" - Eligible Other Raw Materials Component Inventory of Borrower or another US Credit Party.

          "Eligible US Primary Raw Materials Inventory" - Eligible Primary Raw Materials Inventory of Borrower or another US Credit Party.

          "Eligible US Raw Materials Inventory" - Eligible Raw Materials Inventory of Borrower or another US Credit Party.

          "Eligible US Trailer Fleet Inventory" - Eligible Trailer Fleet Inventory of Borrower or another US Credit Party.

          "Eligible US Work-In-Process Container Inventory" - Eligible Work-In-Process Container Inventory of Borrower or another US Credit Party.

          "Eligible Work-In-Process Container Inventory" - Eligible Goods Inventory, valued at cost, consisting of : (a) new and used manufactured or remanufactured portable containers, which is in the work-in-process phase of manufacturing; (b) shaped steel component parts; or (c) sub-assemblies and which are located on the Restatement Date or thereafter at Borrower's Maricopa facility or at such other facility of Borrower or a Guarantor as to which Borrower and the Guarantors implement after the Restatement Date a perpetual inventory accounting system comparable to that of the Maricopa facility.

          "Environmental Laws" - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to pollution or the protection of the environment.

          "Equipment" - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in the operations of Borrower or any of its Subsidiaries or Affiliates or owned by Borrower or any of its Subsidiaries or Affiliates or in which Borrower or any of its Subsidiaries or Affiliates has an interest, whether now owned or hereafter acquired by Borrower or any of its Subsidiaries or Affiliates and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefore.

          "Equivalent Amount" - (i) whenever this Agreement requires or permits a determination on any date of the equivalent amount in US Dollars of an amount expressed in Pounds Sterling, the equivalent amount in US Dollars of such amount expressed in Pounds Sterling as determined by Agent on such date on the basis of the Spot Rate for the purchase of US Dollars with Pounds Sterling on the relevant Computation Date provided for hereunder; or (ii) whenever this Agreement requires or permits a determination on any date of the equivalent amount in Pounds Sterling of an amount expressed in US Dollars, the equivalent amount in Pounds Sterling of such amount expressed in US Dollars as determined by Agent on such date on the basis of the Spot Rate for the purchase of Pounds Sterling with Dollars on the relevant Computation Date provided for hereunder.

          "ERISA" - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

          "Event of Default" -as defined in Section 9.1 of the Agreement.

          "Existing Loan Agreement" - as defined in the recitals to the Agreement.

          "Facility Utilization" - the outstanding principal balance of the Revolving Credit Loans and Swing Line Loans plus the L/C Amount.

          "Fee Letter" - as defined in Section 2.3 of the Agreement.

          "Fixed Charge Coverage Ratio" - as of any date of determination, the ratio of (i) Consolidated Net Cash Flow for the four fiscal quarters ending on such date to (ii) the sum of Interest Expense for the four fiscal quarters ending on such date plus the principal payments with respect to Funded Debt (other than payments of Revolving Credit Loans) made during the four fiscal quarters ending on such date.

          "Funded Debt" - means, without duplication, (i) Indebtedness arising from the lending of money by any Person to Borrower or any of its Subsidiaries;
(ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Funded Debt shall not include trade payables or accrued expenses or Indebtedness (other than Indebtedness under the Agreement) of up to the amount permitted pursuant to Subsection 7.2.2(g) incurred to finance insurance premiums.

          "Funded Pounds Sterling Participation" - with respect to any Participating Pounds Lender relating to Pounds Sterling Revolving Credit Loans funded by DB AG, (i) the aggregate amount paid by such Participating Pounds Lender to DB AG pursuant to Subsection 3.13.2 of the Agreement in respect of such Participating Pounds Lender's participation in the principal amount of UK Revolving Credit Loans funded by DB AG minus (ii) the aggregate amount paid to such Participating Pounds Lender by DB AG pursuant to Subsection 3.13.2 of the Agreement in respect of its participation in the principal amount of UK Revolving Credit Loans funded by DB AG, excluding in each case any payments made in respect of interest accrued on the UK Revolving Credit Loans funded by DB AG. DB AG's Funded Pounds Sterling Participation in any UK Revolving Credit Loans funded by DB AG shall be equal to the outstanding principal amount of such UK Revolving Credit Loans minus the total Funded Pounds Sterling Participation of all other Lenders therein.

          "Guarantors" - each US Guarantor and each UK Guarantor.

          "Guaranty Agreements" - the Guaranty executed on the Original Closing Date by each Subsidiary of Borrower and reaffirmed on the Restatement Date, in form and substance satisfactory to Agent, together with each other guaranty hereafter executed by any Guarantor.

          "Increasing Lender" - as defined in Subsection 11.17.1 of the Agreement.

          "Indebtedness" - (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument, (b) Capitalized Lease Obligations, (c) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations, (d) Derivative Obligations, as determined by Agent, (e) Contingent Obligations and (f) obligations secured by any Lien on that Person's property, even if that Person has not assumed such obligations.

          "Indemnified Taxes" - all Taxes other than (i) Taxes imposed on, or measured by net income or overall gross receipts, and (ii) franchise taxes.

          "Insolvency Proceeding" - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

          "Intellectual Property" - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

          "Interest Expense" - the consolidated expense of Borrower and its Subsidiaries for interest on Indebtedness, including, without limitation, amortization of original issue discount, incurrence fees (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligation.

          "Interest Period" - as applicable to any LIBOR Advance, a period commencing on the date a LIBOR Advance is made, and ending on the date which is one (1) month, two (2) months, three (3) months, six (6) months, or if available to all Lenders, nine (9) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Advance relates; and (ii) there remains a minimum of one (1) month, two (2) months, three (3) months, six
(6) months or nine (9) months (depending upon which Interest Period Borrower selects) in the Term.

          "Internal Revenue Code" - the Internal Revenue Code of 1986, as amended, and all rules and regulations from time to time promulgated thereunder.

          "Investment" - all expenditures made and all liabilities incurred (including Contingent Obligations) for or in connection with the acquisition of Securities or Indebtedness of a Person, loans, advances, capital contributions or transfers of property to a Person, or acquisition of substantially all the assets of a Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty shall be valued at not less than the principal amount guaranteed and outstanding; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted.

          "IP Security Agreement" - a security agreement executed by Borrower or any other Credit Party granting to Agent, for the benefit of the Lenders, a Lien on Intellectual Property.

          "LC Amount" - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

          "LC Guaranty" - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

          "LC Issuer" - means any Lender which is an issuer of a Letter of Credit hereunder in accordance with the terms hereof.

          "LC Obligations" - any Obligations that arise from any draw against any Letter of Credit or against any letter of credit supported by an LC Guaranty.

          "Legal Requirement" - any requirement imposed upon Agent or any Lender by any law of the United States of America or the United Kingdom or Canada or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom, Canada or any political subdivision of either thereof.

          "Lenders" - DB AG in its capacity as lender and any other financial institution which is or becomes a party to this Agreement as a lender.

          "Letter of Credit" - any standby or documentary letter of credit issued by an LC Issuer for the account of Borrower.

          "LIBOR" - with respect to any Interest Period, the average of interbank offered rates for deposits in US Dollars or Pounds Sterling, as applicable, having a maturity approximately equal to such Interest Period in the London market as set forth on page 3750 (i.e., the LIBOR page), or any successor page, of the Telerate News Services, titled "British Banker Association Interest Settlement Rates" at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not then quoted, the arithmetic average as determined by Agent of the rates at which deposits in immediately available US Dollars or Pounds Sterling, as applicable, in an amount equal to the amount of such LIBOR Rate Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

          "LIBOR Advance" - any Loan bearing interest computed by reference to the LIBOR.

          "LIBOR Interest Payment Date" - the last day of each Interest Period, in the case of any Interest Period of six (6) months, the 90th day of such Interest Period, and in the case of any Interest Period of nine (9) months, the 90th and 180th days of such Interest Period.

          "LIBOR Portion" - that portion of the Revolving Credit Loans that is subject to interest computed by reference to the LIBOR.

          "Lien" - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower or any other Credit Party, as applicable, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          "Liquidity Event" - means, at any time, Availability at such time is less than the greater of (a) US$35,000,000 or (b) the Revolving Credit Maximum Amount multiplied by ten percent (10%).

          "Loan Account" - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

          "Loan Documents" - the Agreement, the Other Agreements and the Security Documents.

          "Loans" - all loans and advances of any kind made by Agent or any Lender (or by any affiliate of DB AG) pursuant to the Agreement.

          "London Banking Day" - any date on which commercial banks are open for business in London, England.

          "Majority Lenders" - as of any date, Lenders holding 51% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

          "Mandatory Redeemable Obligation" - an obligation of Borrower or any of its Subsidiaries (or guaranteed by any of them) which must be redeemed or repaid (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than Borrower or such Subsidiary, or (c) upon the occurrence of a condition not solely within the control of Borrower or such Subsidiary, such as a redemption required to be made out of future earnings.

          "Master Assignment Agreement" - that certain Master Assignment and Assumption Agreement dated as of the Restatement Date among certain of the Prior Lenders, certain of the Lenders, Agent and Borrower.

          "Material Adverse Effect" - means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and the other Credit Parties, taken as a whole, (ii) the impairment of the ability of Borrower or any other Credit Party to perform its obligations under the Loan Documents to which it is a party or of Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse effect on the value of a material portion of the Collateral or the amount which Agent or the Lenders would receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral.

          "Mortgages" - All mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

          "Multiemployer Plan" - has the meaning set forth in Section 4001(a)(3) of ERISA.

          "New Lenders" - as defined in Subsection 11.17.1 of the Agreement.

          "Obligations" - UK Obligations and US Obligations.

          "Organizational I.D. Number" - with respect to Borrower or any Subsidiary of Borrower, the organizational identification number assigned to Borrower or such Subsidiary by the applicable governmental unit or agency of the jurisdiction of organization of Borrower or such Subsidiary.

          "Original Closing Date" - February 11, 2002.

          "Original Currency" - as defined in Subsection 3.14.1 of the Agreement.

          "Other Agreements" - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

          "Other Currency" - as defined in Subsection 3.14.1 of the Agreement.

          "Overadvance" - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans, plus the LC Amount, plus the amount of LC Obligations that have not been reimbursed by Borrower or funded with a Revolving Credit Loan, plus reserves, exceeds the Aggregate Borrowing Base.

          "Participating Pounds Lender" - as defined in Subsection 3.13.1 of the Agreement.

          "Payment Conditions" means with respect to any Restricted Payment or Acquisition, each of the following conditions shall be satisfied immediately after giving effect to such Restricted Payment or Acquisition:

               (i) either (a) (x) the average daily Availability over the 90 days prior to the making of such Restricted Payment or Acquisition is greater than US$70,000,000, (y) the Availability calculated on a pro forma basis before and after giving effect to such Restricted Payment or Acquisition shall be greater than US$70,000,000, and (z) after giving effect to such Restricted Payment or Acquisition and any Indebtedness incurred in connection therewith, Borrower shall be in compliance with the financial covenant set forth on Exhibit 7.3.2 (Debt Ratio) hereof on a pro forma basis (whether or not Section 7.3 hereof would then require compliance with such covenant); or (b) (x) the average Availability over the 90 days prior to the making of such Restricted Payment or Acquisition is greater than US$50,000,000, (y) the Availability calculated on a pro forma basis before and after giving effect to such Restricted Payment or Acquisition shall be greater than US$50,000,000, and (z) after giving effect to such Restricted Payment or Acquisition and any Indebtedness incurred in connection therewith, Borrower shall be in compliance with the financial covenants set forth on Exhibit 7.3.1 (Fixed Charge Coverage Ratio), Exhibit 7.3.2 (Debt Ratio) and Exhibit 7.3.3 (Minimum Utilization) hereof, each calculated on a pro forma basis (whether or not Section 7.3 hereof would then require compliance with such covenant) for the most recently ended fiscal quarter for which the financial statements in Section 7.1.3(iii) have been delivered to Agent; and

               (ii) not later than three Business Days prior to the making of such Restricted Payment or Acquisition, Agent shall receive (a) a certificate of Borrower, with supporting detail acceptable to Agent certifying that on the date on which such Restricted Payment or Acquisition is made Borrower has satisfied the condition set forth in clause (i) above and (b) financial projections demonstrating that during the six month period following the making of such Restricted Payment or Acquisition, Availability at all times shall not be less than the amount required to satisfy the condition set forth in clause (i) above.

          "Permitted Acquisition" - an Acquisition permitted under Subsection
7.2.14 of the Agreement.

          "Permitted Liens" - any Lien of a kind specified in Subsection 7.2.3 of the Agreement.

          "Person" - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

          "Plan" - an employee benefit plan now or hereafter maintained for employees of Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

          "Pledge Agreement" - the amended and restated pledge agreement executed by Borrower and its Subsidiaries pledging to the Existing Agent, for the benefit of the Lenders, all Securities owned by them, as reaffirmed on the Restatement Date.

          "Pounds Sterling" or "(pound)" - lawful money of the United Kingdom.

          "Pounds Sterling Denominated Revolving Credit Loan" means any UK Revolving Credit Loan or any US Revolving Credit Loan denominated in Pounds Sterling.

          "Pounds Sterling Funding Capacity" - at any date of determination, for any Lender, the ability of such Lender to fund Revolving Credit Loans denominated in Pounds Sterling, as set forth in the records of Agent upon notification from such Lender from time to time.

          "Pounds Sterling Participation" - as defined in Subsection 3.13.1 of the Agreement.

          "Pounds Sterling Participation Fee" - as defined in Subsection 3.13.6 of the Agreement.

          "Pounds Sterling Participation Settlement" - as defined in Subsection 3.13.2(a) of the Agreement.

          "Pounds Sterling Participation Settlement Amount" - as defined in Subsection 3.13.2(b) of the Agreement.

          "Pounds Sterling Participation Settlement Date" - as defined in Subsection 3.13.2(a) of the Agreement.

          "Pounds Sterling Participation Settlement Period" - as defined in Subsection 3.13.2(a) of the Agreement.

          "Prior Lenders" - as defined in the recitals to the Agreement.

          "Projections" - Borrower's forecasted Consolidated (i) balance sheets,
(ii) profit and loss statements, (iii) cash flow statements, and (iv) stockholders' equity statements, all prepared on a consistent basis with the historical financial statements of Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

          "Property" - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "PTR Scheme" - as defined in Subsection 3.10.3(f)(v) to the Agreement.

          "Purchase Money Liens and Leases" - a Lien upon fixed assets which secures Indebtedness permitted under Subsection 7.2.2, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the purchase money Indebtedness secured by such Lien.

          "Qualified Derivative Obligation" - any Derivative Obligation (i) which is owing to Agent or any Affiliate of Agent or Bank; or (ii) which is owing to any other Lender or any Affiliate of such a Lender and with respect to which Agent has received the notice required pursuant to Subsection 7.1.12.

          "Qualifying Lender" - any Lender that is (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (a) company so resident in the United Kingdom; or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of Section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Sections 114 and 115 of the Taxes Act; (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of Section 11(2) of the Taxes Act) of that company; (iv) a Treaty Lender; or (v) beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Loan Document or (ii) a Lender in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made and that (in either case) is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance.

          "Reaffirmations" - the Borrower Reaffirmation and the Subsidiary Reaffirmation executed and delivered on the Restatement Date.

          "Reportable Event" - any of the events set forth in Section 4043(b) of ERISA.

          "Reserve Percentage" - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Eurocurrency Liabilities" as defined in Regulation D.

          "Response Date" - as defined in Subsection 11.17.1 of the Agreement.

          "Restatement Date" - the date on which all of the conditions precedent in Section 8 of the Agreement are satisfied or waived.

          "Restricted Payment" - as defined in Subsection 7.2.6 of the Agreement.

          "Revolving Credit Loan" - a Loan made by a Lender pursuant to Section 1 of the Agreement.

          "Revolving Credit Maximum Amount" - US$350,000,000, as such amount may be reduced or later increased from time to time pursuant to the terms of the Agreement.

          "Revolving Loan Commitment" - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to Section 1 of the Agreement, as set forth below such Lender's name on the signature page hereof or in any agreement assigning such Revolving Loan Commitment, as the same may be reduced or later increased from time to time pursuant to the terms of this Agreement.

          "Revolving Loan Exposure" - the sum of (i) the US Revolving Loan Exposure plus (ii) the UK Revolving Loan Exposure.

          "Revolving Loan Percentage" - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments, or if the Revolving Loan Commitments have terminated, the percentage equal to the quotient of the outstanding principal balance of the Revolving Credit Loans held by such Lender divided by the aggregate of the outstanding principal balance of the Revolving Credit Loans held by all Lenders..

          "Revolving Notes" - the Revolving Notes to be executed by Borrower on or about the Restatement Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefore.

          "Security" - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

          "Security Documents" - the Guaranty Agreements, the Subsidiary Security Agreements, the IP Security Agreements, the Pledge Agreement, the Mortgages, the UK Security Documents and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations or any Guaranty thereof, including any joinder agreement pursuant to which any Subsidiary or Affiliate of Borrower becomes a party to any other Security Document.

          "Senior Note Documents" - the Senior Note Indenture, the Senior Notes and all other agreements, instruments and documents delivered by Borrower or any of its subsidiaries in connection therewith.

          "Senior Note Indenture" - the Indenture dated June 26, 2003 among the Borrower, its Subsidiaries and Wells Fargo Bank Minnesota, N.A., as trustee.

          "Senior Notes" - Borrower's senior unsecured notes in the aggregate principal amount of US$150,000,000 due 2013 issued pursuant to the Senior Note Indenture, and on terms and conditions satisfactory to the Lenders.

          "Solvent" - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts discounted based on the likelihood of their having to be paid), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

          "Specified Real Property" - the four parcels of real property owned by Borrower or Guarantor located at (i) 11755 Maricopa Industrial Parkway, Pinal County, Arizona, (ii) 4010 South 36th Street, Phoenix, Arizona, (iii) 3550 Duncanville Road, Dallas, Texas, and (iv) 3926 S.W. 29th Street, Oklahoma City, Oklahoma.

          "Spot Rate" - with respect to any currency, the rate quoted by Agent as the spot rate for the purchase by Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York time) on the date of determination thereof.

          "Subsidiary" - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination. For purposes of clarity, the term "Subsidiary" shall include subsidiaries of Subsidiaries.

          "Subsidiary Security Agreement" - the security agreement executed by Borrower's Subsidiaries and Affiliates in favor of the Existing Agent, for the benefit of the Lenders, as reaffirmed on the Restatement Date.

          "Supermajority Lenders" - as of any date, Lenders holding more than 2/3 of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding more than 2/3 of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that
(i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Supermajority Lenders; and
(ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

          "Swing Line Loan" - as defined in Section 3.11.1 of the Agreement.

          "Tax Confirmation" - a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of Section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Sections 114 and 115 of the Taxes Act; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of Section 11(2) of the Taxes
Act) of that company.

          "Tax Deduction" - as defined in Subsection 3.10.1 of the Agreement.

          "Taxes" - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, the United Kingdom or any other political subdivision or taxing authority and all interest, penalties, additions to tax and similar liabilities with respect thereto.

          "Taxes Act" - the Income and Corporation Taxes Act 1988 of the United Kingdom.

          "Term" - as defined in Subsection 3.16.1 of the Agreement.

          "Total Credit Facility" - US$350,000,000, as reduced or increased from time to time pursuant to the terms of the Agreement.

          "Trailer Fleet Inventory" - new and used manufactured or remanufactured Trailers held by Borrower or a Credit Party for intended lease or rental to third parties.

          "Trailers" - over-the-road tractor trailers and trailers intended for use as storage facilities not constituting portable and ISO containers owned by Borrower or any of its Subsidiaries.

          "Treaty" - a double taxation agreement that makes provision for full exemption from tax imposed by the United Kingdom on interest.

          "Treaty Lender" - any party to which a Credit Party is required to make payment under the Agreement and that is entitled to that payment under a Treaty without a Tax Deduction and for this purpose it shall be assumed that there are satisfied: (a) any relevant condition contained in the Treaty that relates (expressly or impliedly) to the Credit Parties, and (b) any necessary procedural formalities.

          "Type of Organization" - with respect to Borrower or any Subsidiary of Borrower, the kind or type of entity by which Borrower or such Subsidiary is organized, such as a corporation or limited liability company.

          "UCC" - the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as the same may be amended or otherwise modified from time to time.

          "UK Borrower" - means a Subsidiary of Borrower with operations in the United Kingdom approved by Agent in its discretion.

          "UK Borrowing Base" - as at any date of determination thereof, an amount equal to the least of:

          (i) the Revolving Credit Maximum Amount minus the US Revolving Loan Exposure;

          (ii) an amount equal to the sum of

               (A) the amount calculated under clause (ii) of the definition of US Borrowing Base; plus

               (B) eighty-five percent (85%) of the net amount of Eligible UK Accounts; plus

               (C) ninety percent (90%) of Eligible UK Container Fleet Inventory; plus

               (D) seventy percent (70%) of Eligible UK Trailer Fleet Inventory; minus

               (E) the aggregate amount of all reserves established by Agent against the UK Borrowing Base pursuant to Subsection 1.1.1;

          (iii) the amount permitted to be outstanding under this Agreement by the Senior Note Indenture minus the US Revolving Loan Exposure; or

               (iv) the UK Sublimit.

For purposes of calculating the components of the UK Borrowing Base, (1) the net amount of Eligible UK Accounts at any time shall be the face amount of such Eligible UK Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), service charges, customer deposits, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (2) the amount of Eligible UK Inventory shall be determined on a first-in, first-out basis; (3) Inventory "cost" shall be determined in a manner consistent with Borrower's current and historical accounting practices unless otherwise specifically provided in this Agreement, and (4) orderly liquidation value of Inventory shall be based on the most recent appraisal received by Agent from the Appraiser.

          "UK Credit Party" - UK Borrower and each UK Guarantor.

          "UK Guarantor" - each UK Subsidiary of Borrower and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the UK Obligations.

          "UK Non-Bank Lender" - a Lender that is a Qualifying Lender under any of clauses (i) through (iii) of the definition thereof.

          "UK Obligations" - with respect to any UK Credit Party, all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from such UK Credit Party to Agent, any Lender or any Affiliate of any Lender, or from UK Borrower to any LC Issuer, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or cash management services rendered in connection therewith, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and any Banking Product Obligations or Qualified Derivative Obligations owing to Agent, any Lender or any Affiliate of a Lender.

          "UK Revolving Credit Loan" - a Revolving Credit Loan made to the UK Borrower pursuant to Subsection 1.1.3 that is denominated in Pounds Sterling.

          "UK Revolving Loan Exposure" - the principal amount of the outstanding UK Revolving Credit Loans.

          "UK Security Documents" - the guaranty executed on the Restatement Date (for UK Subsidiaries on the Restatement Date) and in substantially the same form (for future UK Subsidiaries), in each case, in form and substance satisfactory to Agent, together with each other guaranty hereafter executed by any UK Guarantor.

          "UK Sublimit" - any US$50,000,000.

          "UK Subsidiary" - any Subsidiary of the Borrower that is incorporated under the laws of England and Wales.

          "Unfinanced Capital Expenditures" - for any period, cash expenditures made for Capital Expenditures during such period less the sum of (i) eighty percent (80%) of the actual cost of all additions to Container Fleet Inventory and Trailer Fleet Inventory during such period and (ii) sixty percent (60%) of the actual cost of all additions to machinery and equipment of Borrower and its Subsidiaries during such period.

          "US Borrowing Base" - as at any date of determination thereof, an amount equal to the least of:

          (i) the Revolving Credit Maximum Amount minus the UK Revolving Loan Exposure;

          (ii) an amount equal to the sum of

               (A) eighty-five percent (85%) of the net amount of Eligible US Accounts; plus

               (B) ninety percent (90%) of Eligible US Container Fleet Inventory; plus

               (C) seventy percent (70%) of Eligible US Trailer Fleet Inventory; plus

               (D) the lesser of (i) US$20,000,000 or (ii) the sum of (a) ninety percent (90%) of Eligible US Container Inventory Held for Sale; plus
          (b) the lesser of (x) US$5,000,000 or (y) ninety percent (90%) of Eligible US Work-in-Process Container Inventory; plus (c) seventy-five percent (75%) of Eligible US Primary Raw Materials Inventory; plus (d) sixty percent (60%) of Eligible US Other Raw Materials Component Inventory; plus

               (E) the lesser of (i) US$25,000,000 and (ii) the sum of (a) eighty percent (80%) of the value of Eligible US Machinery and Equipment; plus (b) sixty percent (60%) of the value of the Specified Real Property; minus

               (F) the aggregate amount of all reserves established by Agent against the US Borrowing Base pursuant to Subsection 1.1.1; or

          (iii) the amount permitted to be outstanding under this Agreement by the Senior Note Indenture minus the UK Revolving Loan Exposure.

For purposes of calculating the components of the US Borrowing Base, (1) the net amount of Eligible US Accounts at any time shall be the face amount of such Eligible US Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), service charges, customer deposits, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (2) the amount of Eligible US Inventory shall be determined on a first-in, first-out basis; (3) Inventory "cost" shall be determined in a manner consistent with Borrower's current and historical accounting practices unless otherwise specifically provided in this Agreement,
(4) the value of Eligible US Machinery and Equipment and Specified Real Property shall be determined on the basis of the orderly liquidation value of such Property based on the most recent appraisal received by Agent from the Appraiser; and (5) orderly liquidation value of Inventory shall be based on the most recent appraisal received by Agent from the Appraiser.

          "US Credit Party" - Borrower and each US Guarantor.

          "US Dollars" and "US$" - lawful money of the United States.

          "US Guarantors" - each Domestic Subsidiary of Borrower and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the US Obligations.

          "US Obligations" - with respect to any US Credit Party, all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from such Credit Party to Agent, any Lender or any Affiliate of any Lender, or from Borrower to any LC Issuer, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or cash management services rendered in connection therewith, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and any Banking Product Obligations and any Qualified Derivative Obligations owing to Agent, any Lender or any Affiliate of a Lender.

          "US Revolving Credit Loan" - a Revolving Credit Loan made to the Borrower pursuant to Subsection 1.1.1 that is denominated in US Dollars or Pounds Sterling.

          "US Revolving Loan Exposure" - the sum of (i) the principal amount of the outstanding US Revolving Credit Loans plus (ii) the aggregate outstanding LC Amount plus (iii) the unpaid LC Obligations.

          "VAT" - the value added tax as provided for in the Value Added Tax Act 1994 of the United Kingdom and any other tax of a similar nature.

               "Voting Stock" - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

               Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

               Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit 1.1:    Form of Revolving Note
Exhibit 5.1.1:  Locations of Collateral; Chief Executive Office
Exhibit 6.1.1:  Jurisdictions
Exhibit 6.1.4:  Capital Structure
Exhibit 6.1.5:  Names, Trade Names
Exhibit 6.1.13: Surety Obligations
Exhibit 6.1.14: Tax ID Numbers
Exhibit 6.1.15: Brokers Fees
Exhibit 6.1.16: Intellectual Property
Exhibit 6.1.19: Restrictive Agreements
Exhibit 6.1.20: Litigation
Exhibit 6.1.22: Leases
Exhibit 6.1.23: Plans
Exhibit 6.1.24: Trade Relations
Exhibit 6.1.25: Union Contracts
Exhibit 7.1.3:  Form of Compliance Certificate
Exhibit 7.1.4:  Form of Borrowing Base Certificate
Exhibit 7.2.2:  Existing Indebtedness
Exhibit 7.2.3:  Permitted Liens
Exhibit 7.2.7:  Deposit Accounts
Exhibit 7.2.8:  Affiliate Transactions
Exhibit 7.2.13: Liabilities (Operating Leases and Other Off Balance Sheet
                Financing)
Exhibit 7.3:    Financial Covenants


                          List of Exhibit and Schedules

                                   EXHIBIT 1.1

                             FORM OF REVOLVING NOTE


                              Exhibit 1.1 - Page 1

                                   EXHIBIT 7.3

                               FINANCIAL COVENANTS

     Subject to the provisions of Section 7.3 of the Agreement, Borrower will comply with the following financial covenants:

          7.3.1 Fixed Charge Coverage Ratio. As of the end of each fiscal quarter set forth below, Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such date:

       Fiscal Quarter          Fixed Charge Coverage
          Ended on                     Ratio
       --------------          ---------------------
March 31, 2006                      2.00 to 1.0
June 30, 2006                       2.00 to 1.0
September 30, 2006                  2.00 to 1.0
December 31, 2006                   2.00 to 1.0
March 31, 2007                      2.00 to 1.0
June 30, 2007 and thereafter        2.25 to 1.0

          7.3.2 Debt Ratio. As of the end of each fiscal quarter, Borrower and its Subsidiaries shall maintain a Debt Ratio of not more than the ratio set forth below opposite such date:

       Fiscal Quarter
          Ended on              Debt Ratio
       --------------          -----------
March 31, 2006                 5.50 to 1.0
June 30, 2006                  5.50 to 1.0
September 30, 2006             5.50 to 1.0
December 31, 2006              5.25 to 1.0
March 31, 2007                 5.25 to 1.0


                              Exhibit 7.3 - Page 1

       Fiscal Quarter
          Ended on              Debt Ratio
       --------------          -----------
June 30, 2007 and thereafter   5.00 to 1.0

          7.3.3 Minimum Utilization.

          (a) Borrower and the other Credit Parties shall maintain minimum utilization rates for each fiscal quarter, calculated at the end of each such quarter as the average amount during such quarter, and calculated as the number of units of Eligible Container Fleet Inventory of Borrower and the other Credit Parties which is then subject to valid, current rental or lease agreements between Borrower or a Credit Party and the renters or lessees thereof, divided by the aggregate number of units of Eligible Container Fleet Inventory of Borrower and the other Credit Parties, of not less than seventy-six percent (76%) for any fiscal quarter; and

          (b) (i) the number of units of the Eligible Container Fleet Inventory of Borrower and the other Credit Parties which is then subject to valid, current rental or lease agreements between Borrower or a Credit Party and the renters or lessees thereof, divided by (ii) sum of (A) the aggregate number of units of the Eligible Container Fleet Inventory of Borrower and the Guarantors, and (B) the number of units of the Eligible Container Inventory Held For Sale of Borrower and the other Credit Parties, of not less than seventy-one percent (71%) in any fiscal quarter; provided, that for the purposes of calculation of compliance with this Subsection 7.3.3, the aggregate of the number of units of Eligible Container Inventory Held For Sale, as a percentage of the sum of clauses (A) and
(B) above, shall not exceed five percent (5%).


                              Exhibit 7.3 - Page 2